                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                               AMENDMENT NO. 1 TO


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          CATALYST LIGHTING GROUP, INC.
                          ----------------------------
                             (NAME OF SMALL BUSINESS
                             ISSUER IN ITS CHARTER)



        DELAWARE                       6770                    84-1588927
------------------------  ----------------------------       ---------------
(STATE OF INCORPORATION   (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
     OR JURISDICTION       CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
    OF ORGANIZATION)



                            6777 CAMP BOWIE BOULEVARD
                                    SUITE 233
                              FORT WORTH, TX 76116
                                 (800) 433-7753
                        (ADDRESS AND TELEPHONE NUMBER OF
                          PRINCIPAL EXECUTIVE OFFICES)


                              DENNIS H. DEPENBUSCH
                             CHIEF EXECUTIVE OFFICER
                          CATALYST LIGHTING GROUP, INC.
                            6777 CAMP BOWIE BOULEVARD
                                    SUITE 233
                              FORT WORTH, TX 76116
                                 (800) 433-7753
                          (NAME, ADDRESS AND TELEPHONE
                          NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:
                               DAVID FELDMAN, ESQ.
                             FELDMAN WEINSTEIN, LLP
                              420 LEXINGTON AVENUE
                               NEW YORK, NY 10170
                              PHONE: (212) 869-7000
                               FAX: (212) 997-4242

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT AND DATE OF THE PROSPECTUS.

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO 462(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT IT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE


Title of each Class     Amount       Proposed Maximum   Proposed Maximum     Amount of
of Securities Being     To be        Offering Price       Aggregate        Registration
Registered              Registered   Per Security       Offering Amount        Fee
Common Stock, par
 value $.01 per share    1,200,000       $ 2.50          $ 3,000,000         $ 242.70

Common Stock issuable
 upon exercise of
 shares underlying
 warrants issued to
 broker-dealers, if any    120,000       $3.125          $   375,000         $  30.34
                         ---------                       -----------         --------
TOTAL                    1,320,000                       $ 3,375,000         $ 273.04
                         =========                       ===========         ========

                          CATALYST LIGHTING GROUP, INC.
                            (A Delaware Corporation)

                        1,200,000 shares of common stock

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


      Subject to Completion. Preliminary Prospectus dated December 3, 2003.


We were formed under the name Wentworth III, Inc. in March, 2001 as a blank check company to pursue a business combination. We offered our common stock to the public pursuant to Rule 419 promulgated under the Securities Act of 1933, as amended, and closed our offering in November, 2002, raising proceeds of $50,000 from the sale of 50,000 shares of our common stock. We had no operating business and our activities since inception had been related to formation, completing our initial public offering and finding suitable merger or acquisition candidates. As of February 12, 2003, we entered into a Securities Exchange Agreement with Whitco Company, L.L.P., a Texas limited liability partnership which manufactures, markets and distributes outdoor lighting poles. On August 27, 2003, we acquired Whitco Company, LP (successor in interest as a result of conversion of Whitco Company, L.L.P. to a limited partnership) through an exchange of all of Whitco's partnership units, and options to purchase partnership units, for 2,991,368 shares of common stock, and options to purchase 808,632 shares of common stock. Whitco became our wholly-owned subsidiary. On September 3, 2003, we changed our name to Catalyst Lighting Group, Inc.


We are offering directly to the public in a self-underwritten offering of shares of our common stock. Subscription monies will be held in an escrow account with Wells Fargo Bank, N.A. pending acceptance by us. We may choose to hold the first closing of the offering after subscriptions and funds of $1,000,000 have been received and accepted. Thereafter, additional shares up to the maximum amount of $3,000,000 may continue to be sold at subsequent closings.


This offering will terminate June 30, 2004, unless we decide in our sole discretion to extend the offering for an additional ninety (90) days.

No public market currently exists for our common stock. The offering price may not reflect the market price of our common stock after this offering. Our shares are not listed on any securities exchange.

These securities have not been approved or disapproved by the Securities and Exchange Commission, nor has the commission passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is subject to amendment and completion.

This offering involves a high degree of risk. Please see "Risk Factors" beginning on page 3.



Offering Information **

                                                    If 400,000        If 800,000       If 1,200,000
                                  Per share        shares sold       shares sold       shares sold
                                -------------     -------------     -------------     -------------
Offering price                  $        2.50     $1,000,000.00     $2,000,000.00     $3,000,000.00

Placement commissions           $         .25     $  100,000.00     $  200,000.00     $  300,000.00

Estimated offering expenses     $       .0625     $   25,000.00     $   50,000.00     $   75,000.00

Net proceeds to us              $      2.1875     $  875,000.00     $1,750,000.00     $2,625,000.00

** Our offering has no minimum offering proceeds with a maximum offering of $3,000,000. The table above provides offering information based on offering proceeds of $1,000,000, $2,000,000 and $3,000,000.

                       Prospectus dated December 3, 2003.

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
Prospectus Summary.............................................              1

Summary Financial Information..................................              1

Risk Factors...................................................              2

Dilution.......................................................              4

Plan of Distribution ..........................................              5

Use of Proceeds................................................              6

Business........................................................             7

Management's Discussion and Analysis............................            10

Management.....................................................             13

Statement as to Indemnification................................             15

Market for our Common Stock....................................             15

Certain Relationships and Related Transactions.................             16

Principal Stockholders.........................................             17

Description of Securities......................................             18

Legal Matters..................................................             18

Financial Statements...........................................             F-1


You should rely only on the information contained in this document or to which we have referred you herein. We have not authorized any one to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. While we have highlighted what we believe are the key aspects of our business and this offering, you should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" beginning on page 3.


                          Catalyst Lighting Group, Inc.

We are a Delaware corporation, organized on March 7, 2001 as Wentworth III, Inc. On August 27, 2003, we acquired Whitco Company, LP, a marketer and distributor of steel and aluminum outdoor lighting poles and related accessories. On September 3, 2003, we changed our name to Catalyst Lighting Group, Inc. Whitco is owned and operated as our wholly-owned subsidiary. The managing member of Whitco is Whitco Management, LLC, also wholly-owned by us. We currently have no other subsidiaries or operating businesses other than the business of Whitco.

We maintain our office at 6777 Camp Bowie Boulevard, Suite 233, Fort Worth, Texas 76116. Our phone number is 800-433-7753 and the fax number is 817-926-5003. Whitco maintains a website at www.whitcopoles.com and we maintain a website at www.catalystlighting.com. The information contained on that website is not deemed to be a part of this prospectus.

The Offering
Securities offered                1,200,000 shares of our common stock, $0.01 par value.

Offering price                    $2.50 per share.

Gross Offering proceeds           $3,000,000

Expiration date                   The offering will terminate on June 30, 2004 unless extended for an additional 90 day period.

Common stock outstanding
prior to the offering             3,391,368 shares

Common stock to be
outstanding after the offering
(assuming all shares are sold
in offering)                      4,591,368 shares


There is no public market for the common stock and we can give you no assurance that one will develop after the offering. Our founders, officers, directors, current stockholders and affiliates are able to purchase shares in this offering.

                          SUMMARY FINANCIAL INFORMATION


The table below contains certain summary historical financial data of Catalyst Lighting Group. The summary data for the three months ending December 31, 2001, the nine months ending September 30, 2002, and the twelve months ending September 30, 2003 equals the historic net income (loss) adjusted for pro forma taxes, as if Whitco, the wholly owned subsidiary of Catalyst Lighting Group, Inc., was a C-corporation for state and federal tax reporting purposes. The historical financial data for the period ended September 30, 2003 and the nine months ended September 30, 2002 have been derived from our audited financial statements which are contained in this prospectus. The information herein should be read in conjunction with those financial statements and notes, and the other financial information included in this prospectus.



                                Nine months      Three months     Twelve months     Twelve months
                                ended            ended            ended             ended
                                September 30,    December 31,     September 30,     September 30,
                                2002             2001             2002              2003
Statement of Income Data:
Sales                           $ 10,243,036     $  3,637,142     $ 13,880,178     $ 15,758,570
Net Income (Loss) Before
  Taxes and Proforma Taxes      $    147,734     $    180,682     $    328,416     $   (944,381)
Net Income (Loss) Before
  Proforma Taxes                $    147,734     $    180,682     $    328,416     $ (1,005,515)
Net Income (Loss) Adjusted
  Proforma Taxes                $     89,734     $    112,682     $    202,416     $    791,515
Net Income (Loss) per Share
  Adjusted for Taxes and
  Proforma Taxes                $        .03     $        .03     $        .06     $       (.27)
 Weighted Average Commons
  Stock Outstanding                3,415,298        4,020,567        3,563,228        2,971,242

                                   As of
                              September 30,2003
Balance Sheet Data
  Working Capital (Deficit)     $  (873,650)
  Total Assets                  $ 8,080,051
  Long-Term Debt                $ 1,153,989
  Total Liabilities             $ 7,114,170
Total Partners' Equity          $   965,881

                                  RISK FACTORS

An investment in our securities is highly speculative and subject to numerous and substantial risks. These risks include those set forth below and elsewhere in this prospectus. Readers are encouraged to review these risks carefully before making any investment decision.

THERE COULD BE CONFLICTS OF INTEREST AMONG MANAGEMENT WHICH MAY BE ADVERSE TO YOUR INTERESTS.

Conflicts of interest create the risk that management may have an incentive to act adversely to the interests of other investors. A conflict of interest may arise between our management's personal pecuniary interest and its fiduciary duty to our stockholders. Our officers and directors currently own approximately 53% of the outstanding common stock and would continue to own approximately 35%, assuming all of the shares offered hereunder are sold. Although management would no longer retain voting control of the Company, management will continue to have day to day operating control of the Company and a large voting block of the common stock. Such influence over our company may not necessarily be consistent with the interests of our other stockholders.

IF WE RAISE ADDITIONAL FUNDS THROUGH THE ISSUANCE OF OUR EQUITY SECURITIES, OR DETERMINE TO REGISTER ANY COMMON STOCK GRANTED IN ANY BUSINESS COMBINATION, YOUR PERCENTAGE OWNERSHIP WILL BE REDUCED, YOU WILL EXPERIENCE DILUTION WHICH COULD SUBSTANTIALLY DIMINISH THE VALUE OF YOUR STOCK AND SUCH ISSUANCE MAY CONVEY RIGHTS, PREFERENCES OR PRIVILEGES SENIOR TO YOUR RIGHTS WHICH COULD SUBSTANTIALLY DIMINISH YOUR RIGHTS AND THE VALUE OF YOUR STOCK.

One of the factors which generally affects the market price of publicly traded equity securities is the number of shares outstanding in relationship to assets, net worth, earnings or anticipated earnings. If a public market develops for our shares, or if we determine to register for sale to the public those shares of common stock granted in any future financing or business combination, a material amount of dilution can be expected to cause the market price of our common stock to decline. Furthermore, the public perception of future dilution can have the same effect even if actual dilution does not occur.

In order for us to obtain additional capital or complete a business combination, we may find it necessary to issue securities conveying rights senior to those of the holders of common stock. Those rights may include voting rights, liquidation preferences and conversion rights. To the extent we convey senior rights, the value of our common stock can be expected to decline.

IF WE INCUR MORE INDEBTEDNESS, WE MAY BECOME TOO HIGHLY LEVERAGED AND WOULD BE IN RISK OF DEFAULT.

There is no contractual or regulatory limit to the amount of debt we can take on, although we intend to follow a conservative debt policy. If our policy were to change or be eliminated due to unforeseen circumstances, we could become more highly leveraged, which could adversely affect our ability to meet our obligations and we would then be in risk of default, which could have a material adverse effect on our financial condition and business prospects.

IN THE ABSENCE OF A PUBLIC MARKET FOR THE COMMON STOCK, YOU MAY NOT BE ABLE TO SELL YOUR SECURITIES OR ACHIEVE LIQUIDITY IN YOUR INVESTMENT.

Currently, there is no public market for our securities and we cannot assure you that a public market will ever develop. You will likely not be able to sell your securities if a regular trading market for our securities does not develop and we cannot predict the extent, if any, to which investor interest will lead to the development of a viable trading market in our shares. Further, if a trading market for our securities were to develop, we can give no assurance such a market could be sustained, nor that the common stock could be resold at their original offering price or at any other price. Any market for our securities which may develop will very likely be a limited one. In any event, if our securities trade at a low price, many brokerage firms may choose not to engage in market making activities or effect transactions. Accordingly, purchasers of our securities may have difficulties in reselling them and many banks may not grant loans using our securities as collateral. This absence of a public market could effectively eliminate your ability to sell your shares.

WE LACK BUSINESS DIVERSIFICATION AS WE OPERATE IN ONE BUSINESS IN ONE INDUSTRY, WHICH MAKES US SUBJECT TO ALL THE RISKS AND UNCERTAINTIES OF THAT INDUSTRY.

As Whitco is currently our sole operating business, the prospects for our success are entirely dependent upon the future performance of a single business. Unlike other entities with resources to consummate several business combinations, or entities operating in multiple industries, we do not expect to have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses.

THERE IS INTENSE COMPETITION IN WHITCO'S INDUSTRY WHICH MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND YOUR INVESTMENT IN OUR COMMON STOCK.

There are numerous competitors in the fields in which Whitco is currently involved and in which it intends to enter, many of which have developed product lines and established customer followings. In many cases, Whitco's competitors have far greater financial and other resources. We also expect competition to increase in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could harm our net revenue and results of operations. Whitco competes or will potentially compete with a variety of companies, many of which have operated for a longer period of time and have significantly greater financial, technical, marketing and other resources. Some of these competitors have established relationships with leading manufacturers, suppliers, wholesalers, distributors and sales representatives. These competitors include national wholesalers and national and regional distributors, some of which Whitco already has existing relationships with. Further, we face a significant competitive challenge from alliances entered into between and among Whitco's competitors, as well as from competitors created through industry consolidation. The combined resources of these partnerships or consolidated entities could pose a significant competitive challenge and could impede Whitco in, or prevent it from, establishing relationships which would be most beneficial.

WHITCO IS DEPENDENT ON A FEW MANUFACTURERS TO MAKE THE TUBES REQUIRED FOR ITS POLE BUSINESS.

Whitco's primary business is selling lighting poles in a variety of market segments. Although Whitco owns the raw material, it relies on fabricators to turn the steel tubes into the poles it sells. Currently, Whitco uses two primary manufacturers and has a written agreement with one of them, making us substantially dependent on these two companies. Although we believe we can secure other fabricators, we expect that the deterioration or cessation of either relationship would have a material adverse effect, at least temporarily, until the new relationships are satisfactorily in place.


WHITCO SUBSTAINED A LOSS IN THE FISCAL YEAR ENDED SEPTEMBER 30, 2003.

The Company incurred a net loss for fiscal 2003 of $1,005,515. The loss was partly attributable to significant nonrecurring expenses related to the merger and its future public offering. Management believes returning the Company to profitable will be sufficient to allow the Company to continue as a going concern.

WE MAY BE SUBJECT TO LAWSUITS AS A RESULT OF THE MANUFACTURE, DESIGN AND INSTALLATION OF OUR LIGHTING POLES, WHICH COULD BE COSTLY AND DIVERT NEEDED RESOURCES AWAY FROM OPERATIONS.

Whitco is currently not involved in any legal proceedings. Although Whitco does not manufacture or install the lighting poles it designs and sells, We still face the risk of lawsuits from property owners, federal and state governments and any injured parties from accidents alleged to occur as a result of the manufacture, design or installation of the lighting poles and fixtures. Any lawsuit, even if without merit, could divert needed time, money and other resources from our business. Although we currently have property, general liability and product liability insurance in amounts we believe to be adequate, we can give no assurance such insurance will remain available at a reasonable price, if at all, or that any insurance policy would offer coverage sufficient to meet any liability arising as a result of a claim. The obligation to pay any substantial liability claim could render Whitco insolvent and could force it to curtail or suspend operations, which would have a material adverse effect on your investment. Additionally, failure to implement and maintain a quality control program with respect to the manufacture and installation of poles could increase the risk of liability for any injury that may occur from one of Whitco's poles.

EFFORTS TO PROTECT INTELLECTUAL PROPERTY OR THE ALLEGED MISUSE OF THE INTELLECTUAL PROPERTY OF OTHERS MAY CAUSE US TO BECOME INVOLVED IN COSTLY AND LENGTHY REGULATORY PROCESS OR LITIGATION WHICH COULD DIVERT NEEDED RESOURCES AWAY FROM OPERATIONS.

Our success depends, in part, on our ability to obtain and preserve patent, trademark and other intellectual property rights, including with respect to the software created in connection with Whitco's business, services, products and the pole designs they create. The process of seeking trademark and patent protection and defending claims is time consuming and expensive and no assurances can be given that (i) patents or trademarks will actually be issued,
(ii) new patents will be sufficient in scope to provide meaningful protection or any commercial advantage or (iii) others will not independently develop similar products or design around any patents we may obtain. If we fail to protect intellectual property from infringement, other companies may offer competitive products. Additionally, we may have to defend ourselves against claims we infringe the intellectual property rights of others. Protection of our intellectual property, and defense of our own products and services, could result in costly and lengthy litigation, diverting resources which would otherwise be dedicated to managing the business.

WHITCO IS NOT IN COMPLIANCE WITH CERTAIN FINANCIAL COVENANTS RELATING TO ITS REVOLVING CREDIT AGREEMENT.


Under the current $2,000,000 credit facility with PNC Bank, Whitco can borrow the lesser of $2,000,000 or the aggregate of 80% of eligible accounts receivable and 50% of eligible inventory, as those terms are defined in the agreement with PNC. Whitco currently does not comply with the following covenants (1) Whitco has a tangible net worth (as defined in the PNC agreement) of less than $300,000 and (2) the ratio of (Total Debt - Subordinated Debt) to (Book Net Worth + Subordinated Net Worth - Intangible Assets) is greater than 8 to 1. PNC Bank has indicated it will not seek to call the promissory note. As of October 31, 2003, Whitco owed PNC approximately $1,899,224. However, no assurances can be given that PNC will not decide to declare Whitco in default and seek to enforce its rights pursuant to the agreement. In such event, Whitco may have to pay such debt, be subject to the remedies available to PNC Bank or find alternative financing to replace the PNC Bank debt, although no assurance can be given that Whitco will be able to find such alternative financing on terms satisfactory to Whitco or at all. In the event Whitco is declared in default of its obligation to PNC Bank, such default may have a material adverse effect on Whitco's business, financial condition and results of operations.


WE MAY NEED TO EXPEND TIME AND FINANCIAL RESOURCES TO LEARN AND COMPETE IN THOSE PARTS OF THE INDUSTRY WHICH WE INTEND TO ENTER FOR THE FIRST TIME WHICH COULD DIVERT NEEDED RESOURCES AWAY FROM OPERATIONS.

Whitco's current business strategy contemplates entering parts of the lighting industry in which it has not previously competed. Although these segments of the market are directly related to the current market in which Whitco competes, it is expected to take time and financial resources to learn the nuances of these segments, as well as to execute on the business plan and integrate these new parts of the business into the existing business. Any failure in these new markets or failure to successfully integrate them into Whitco's existing business could be expected to have a material adverse effect on our financial condition and results of operations.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES, IF ANY, WHICH COULD RESULT IN A SLOWDOWN IN CASH COLLECTIONS AND ULTIMATELY LEAD TO INCREASES IN ACCOUNTS RECEIVABLE WRITE-OFFS.

We anticipate that our acquisition strategy will result in a labor-intensive process to integrate new businesses into our existing business. This can shift focus away from Whitco's existing business. The successful integration of an acquired business is also dependent on the size of the acquired business, the complexity of system conversions, the resolution of disputes regarding multiple sales representatives in a given geographic area and management's execution of the integration plan. If we are not successful in integrating acquired businesses, our results may be adversely affected.

A SLOWDOWN IN THE CONSTRUCTION CYCLE OR ANY REDUCTION IN THE INFRASTRUCTURE NEEDS OF FEDERAL, STATE AND LOCAL GOVERNMENTS COULD HAVE A MATERIAL ADVERSE IMPACT ON WHITCO'S BUSINESS AND RESULTS OF OPERATIONS.

Whitco's primary market segments include sports arenas, area lighting, such as parking lot lighting for shopping malls and apartment complexes, high mast lighting and roadway lighting. In the private sector, Whitco is dependent on the construction industry to continue building the arenas and other complexes which require lighting poles. With regard to roadway lighting, Whitco is dependent on the needs and financial health of federal, state and local governments. Both the private and public sectors are highly dependent on general economic conditions. Accordingly, any reduction in the construction cycle, dip in the economy or deterioration of the financial health of the federal and state governments could be expected to have a material adverse effect on the business and financial condition of Whitco.

WHITCO IS DEPENDENT ON THE PRICE OF STEEL, AND PRICE INCREASES COULD HAVE AN IMPACT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Whitco makes the majority of its lighting poles out of steel. Our profit margins are dependent on the price of the raw steel tubes purchased from time to time. Whitco has no impact on or ability to control or otherwise manage the price it pays for raw steel. The major steel purchasers could either mark prices down, which could result in decreased revenues for Whitco as it passes the savings on to customers, or cause an increase in prices, which could also reduce Whitco's profit margin if it is determined that customers would rather delay their purchases than pay higher prices or if customers would purchase poles from a cheaper source. Although Whitco could buy more steel when prices are low and less steel when prices are high, such a strategy could lead to either excess inventory, which would lead to increased fabrication and storage costs, or insufficient inventory.

WE USED AN ARBITRARY BASIS FOR DETERMINING THE OFFERING PRICE OF THE SHARES.


The offering price of the shares has no relation to the value of our actual or proposed assets or other objective criteria of value, so you may not be able to judge whether or not you are likely to achieve a return on your investment. We determined the offering price of the shares through consultations with independent broker-dealers and underwriters and such price is not necessarily related to our net worth, assets, earnings, book value or any other objective financial statement criteria. Among the factors considered by us were estimates of our business potential, the proceeds to be raised, the ability to generate a trading market for the common stock, our relative requirements and the current market conditions in the over-the-counter market. Accordingly, you should not consider the price offered hereby as any objective indication of our actual value. You are therefore bearing the risk of paying more for our shares than our common stock is objectively worth or valued by the public markets. This could result in an insufficient return, or even a loss, on your investment.


THE VALUE OF THE COMMON STOCK MAY BE DIMINISHED BY THE ISSUANCE OF PREFERRED STOCK.

Our Board of Directors is authorized by our certificate of incorporation to designate and issue up to 10,000,000 shares of one or more series of preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the common stock. The preferred stock could be utilized to discourage, delay or prevent a change in control. Although we have no present intention to issue any shares of preferred stock, there can be no assurance we will not do so in the future.

THE EXISTENCE OF OUTSTANDING OPTIONS AND WARRANTS MAY HARM OUR ABILITY TO OBTAIN ADDITIONAL FINANCING AND THEIR EXERCISE WILL RESULT IN DILUTION TO YOUR INTERESTS.


Upon completion of the offering (assuming the maximum amount is sold), we will have outstanding (a) 245,000 warrants outstanding to purchase an aggregate of 245,000 shares of common stock and (b) incentive options to purchase 808,632 shares of common stock, with 552,656 of such options currently vested. Additionally, our option plan reserves an additional 691,368 shares for future issuance. While these warrants and options are outstanding, our ability to obtain future financing may be harmed. Upon exercise of these options and warrants, dilution to your ownership interests will occur as the number of common shares outstanding increases.


OUR BOARD OF DIRECTORS HAS BROAD DISCRETION AS TO THE USE OF THE PROCEEDS.

Of the net proceeds to be received from this offering, approximately 32.5% has been allocated to working capital and other general corporate purposes and may be used as management may determine, in its sole discretion without the need for stockholder approval.

                           FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus include "forward-looking statements", which involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. These forward-looking statements generally are based on our best estimates of future results, performances or achievements, based upon current conditions and assumptions. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "can," "could," "project," "expect," "believe," "plan," "predict," "estimate," "anticipate," "intend," "continue," "potential," "would," "should," "aim," "opportunity" or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions. These risks and uncertainties include, but are not limited to:

     o    general economic conditions in both foreign and domestic markets,
     o    cyclical factors affecting Whitco's industry,
     o    lack of growth in Whitco's industry,
     o    our ability to comply with government regulations,
     o    a failure to manage our business effectively and profitably, and
     o our ability to sell both new and existing products and services at profitable yet competitive prices.

You should carefully consider these risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                    DILUTION


The difference between the public offering price per share of common stock and the net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share of common stock is determined by dividing our net tangible book value, which is total tangible assets less total liabilities, by the number of shares of pro forma common stock outstanding as of September 30, 2003.

Net tangible book value represents the amount of our total assets, less any intangible assets and total liabilities. Our net tangible book value, after deducting goodwill and intangibles related to debt, as of September 30, 2003 was $(2,108,652), or approximately $(0.62) per share, based on 3,391,368 outstanding shares of common stock. After giving effect to the sale of all 400,000 shares, 800,000 shares and 1,200,000 shares at an offering price of $2.50 per share, the pro forma net tangible book value of Catalyst would be ($1,283,652), ($383,652) and $516,348 or ($.34), ($.09) and $0.11 per share of common stock, respectively. The amount represents an immediate increase of net tangible book value (deficit) of $.28, $.53 and $0.73 per share, respectively to the existing holders of common stock and an immediate dilution of $2.84, $2.59 and $2.39 per share to our new investors, respectively.



The following tables illustrate this dilution:

If $1,000,000 is raised:
 Offering price per share of common stock                              $  2.50

 Net tangible  book value (deficit)
   per share as of September 30, 2003                                  $ (0.62)

 Increase in net tangible pro forma book value
   per share attributable to new investors                             $  0.28

 Pro forma net tangible book value
   per share after the offering                                        ($ 0.34)

 Dilution per share to new investors                                   $  2.84

 Dilution per share to new investors as
   a percentage                                                            114%


If $2,000,000 is raised:

 Offering price per share of common stock                              $  2.50

 Net tangible  book value (deficit)
   per share as of September 30, 2003                                  $ (0.62)

 Increase in net tangible pro forma book value
   per share attributable to new investors                             $  0.53

 Pro forma net tangible book value
   per share after the offering                                        ($ 0.09)

 Dilution per share to new investors                                   $  2.59

 Dilution per share to new investors as
   a percentage                                                            104%


If $3,000,000 is raised:

 Offering price per share of common stock                              $  2.50

 Net tangible  book value (deficit)
   per share as of September 30, 2003                                  $ (0.62)

 Increase in net tangible pro forma book value
   per share attributable to new investors                             $  0.73

 Pro forma net tangible book value
   per share after the offering                                        $  0.11

 Dilution per share to new investors                                   $  2.39

 Dilution per share to new investors as
   a percentage                                                             96%


                              PLAN OF DISTRIBUTION

Conduct of this offering


We are offering the shares of common stock in a self-underwritten offering with no minimum number of shares to be sold. Although we have no placement agent in connection with the offers and sales of our common stock, we may compensate certain broker-dealers in connection therewith.

Investors' funds will not be accepted before effectiveness of the registration statement of which this prospectus is a part. This offering will not continue after June 30, 2004, unless extended by us to a date not more than 90 days thereafter. We reserve the right to withdraw, cancel, modify or reject an order for the purchase of shares in whole or in part for any reason and reserve the right to terminate this offering at any time.

Prior to this offering, there has been no public market for our securities. We have determined the offering price for the common stock in conversations with independent broker-dealers, taking into account our history, industry, financial condition, overall current market conditions and potential demand for this offering.

In our sole discretion, we may pay certain broker-dealers who are members of the National Association of Securities Dealers any combination of the following: (a) a commission of up to 8% of the gross proceeds we receive from the sale of our securities through their efforts; (b) their expenses related to this offering on an accountable basis to cover, without limitation, counsel fees and travel, up to a maximum of three percent (3%) of the gross proceeds received through their efforts and (c) warrants to purchase from us one share of common stock for each ten shares sold through their efforts in this offering at an exercise price per share equal to 125% of the offering price per share hereunder. We may also agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

In the event we issue warrants to any broker-dealer, each warrant shall represent the right to purchase from us one share of common stock for each ten shares sold in this offering through the efforts of such broker-dealer at an exercise price per share equal to 125% of the offering price per share hereunder. The warrant may be exercised during the 48 month period beginning one year from the date of effectiveness of the registration statement and is not redeemable. The warrant is not transferable for one year following the effective date of the registration statement, except to an individual who is an officer or partner of such broker-dealer, by will or by the laws of descent and distribution.

The holder of the warrant will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized by the broker-dealer on the sale of the shares that may be issued upon exercise of the warrant may be deemed to be additional compensation to such broker-dealer. During the term of the warrant, the holders thereof are given the opportunity to profit from a rise in the market price of our common stock.

We plan to offer and sell the shares in specific states in which the shares are registered or are exempt from registration, following the procedures for subscribing as outlined in this prospectus, and in compliance with Regulation M.

We will have use of any proceeds received once a subscription agreement is executed and delivered to us and the funds have been released from escrow. All funds received by us will be immediately deposited by noon on the first business day after receipt in the escrow account with Wells Fargo Bank, N.A., as escrow agent, under the terms of an escrow agreement entered into by us and the escrow agent.

The proceeds of the offering shall be non-refundable except as may be required by applicable law.


                                 USE OF PROCEEDS


The gross proceeds of this offering if fully subscribed and compensation is paid on all amounts raised will be $3,000,000 and will be used approximately as follows:



                                                                       Percentage
                                                                    of net proceeds
                                                         Amount     of the offering
                                                      -----------------------------
Offering expenses                                     $  375,000           12.5%

Subordinated Debt Repayment                           $1,150,000           38.3%

Product Design and Development                        $  500,000           16.7%

Working capital                                       $  975,000           32.5%

Total                                                 $3,000,000            100%

         If $2,000,000 is raised in this offering and compensation is paid on all amounts raised, proceeds will be used approximately as follows:

                                                                        Percentage
                                                                     of net proceeds
                                                    Amount           of the offering
                                                  ----------------------------------
Offering expenses                                 $  275,000               13.8%

Subordinated Debt Repayment                       $  700,000                 35%

Product Design and Development                    $  500,000                 25%

Working capital                                   $  525,000               26.2%

Total                                             $2,000,000                100%

         If $1,000,000 is raised in this offering and compensation is paid on all amounts raised, proceeds will be used approximately as follows:


                                                                      Percentage
                                                                    of net proceeds
                                                    Amount          of the offering
                                                  ----------------------------------
Offering expenses                                 $  175,000               17.5%

Subordinated Debt Repayment                       $  500,000                 50%

Product Design and Development                    $  175,000               17.5%

Working capital                                   $  150,000                 15%

Total                                             $1,000,000                100%


We will have the right to reallocate the proceeds for the above categories if we believe such changes in expenditures benefit our business.

                                    BUSINESS

Overview

We formed under the name Wentworth III, Inc. in March, 2001 as a blank check company pursuant to Rule 419 under the Securities Act of 1933, as amended. We had no operating business. On completion of our public offering of 50,000 shares of common stock in November, 2002, we placed $45,000 of the proceeds into escrow, subject to the closing of the transaction with Whitco. We paid no cash compensation to any officer or director in their capacities as such prior to the transaction with Whitco. On August 27, 2003, we completed the share exchange transaction with Whitco, whereupon Whitco became our sole wholly-owned subsidiary. On September 3, 2003, we changed our name to Catalyst Lighting Group, Inc.

Whitco is a nationwide marketer and distributor of steel and aluminum outdoor lighting poles. Founded in 1969, Whitco sells poles directly to original equipment manufacturers (OEM's) and indirectly to other third parties through its own contracted sales representatives. We seek to have Whitco become the preferred marketer and distributor of steel and aluminum lighting pole structures and accessories, and we may attempt to acquire or develop subsidiaries to pursue additional market opportunities. We believe the necessary systems and people are in place to aggressively grow and expand in Whitco's defined markets.

In June 2000, an investment group led by Dennis H. Depenbusch, who currently serves as our Chief Executive Officer and Chairman of our Board of Directors, acquired the assets of Whitco from their original owners. Whitco has no subsidiaries.

Whitco divides the light pole industry into eight different areas serving four distinct revenue sources. Whitco's participation in each area is presented in the table below.


======================= ===================== ============== ======================= =================
                        Commercial            City and       Utility and             Department of
                        And Industrial        County         Municipality            Transportation
----------------------- --------------------- -------------- ----------------------- -----------------
Area                    Yes                   Yes            Yes                     No
----------------------- --------------------- -------------- ----------------------- -----------------
Sports                  Yes                   Yes            Yes                     No
----------------------- --------------------- -------------- ----------------------- -----------------
Highmast                Yes                   Yes            Yes                     No
----------------------- --------------------- -------------- ----------------------- -----------------
Street/Roadway          Yes                   Yes            Yes                     No
----------------------- --------------------- -------------- ----------------------- -----------------
Traffic Control         No                    No             No                      No
----------------------- --------------------- -------------- ----------------------- -----------------
Decorative              No                    No             No                      No
----------------------- --------------------- -------------- ----------------------- -----------------
Sign Structure          No                    No             No                      No
----------------------- --------------------- -------------- ----------------------- -----------------
Communication Tower     No                    No             No                      No
======================= ===================== ============== ======================= =================


Whitco has and will continue to operate in the commercial and industrial lighting ("C&I"), city and county and utility and municipality areas. The C&I market represents the commercial sales area of the market, primarily commercial real estate developments and industrial development areas not related to governmental areas. City and County areas are those developments directed by local governments without the involvement of federal highway funds. In some cases Whitco lighting agents also place sales emphasis on local developments by cities and counties. Utility and Municipality represent those developments directed by local utilities or municipal developments in which the local utility controls the lighting aspects of the real estate development, without the involvement of federal highway funds. In local areas, a utility may direct the installation of lighting in areas and provide a usage fee to the local government for that lighting area. In some cases, Whitco lighting agents sell to utilities. Department of Transportation sources represent those areas involving the deployment of both local and federal highway funds with specifications directed by the local or state governments as well as the federal government. Whitco rarely participates in business with the Department of Transportation as it is a different sales channel than Whitco traditionally serves. Whitco markets area and sports lighting products through its catalog and via the Internet at www.whitcopoles.com.

Products and Services

All of Whitco's poles are made to order and are sold either directly to OEM's from our primary offices in Fort Worth, Texas or indirectly through sales representatives, known in the lighting industry as lighting agencies.

OEM's sell existing lines of lighting fixtures. Some OEM's manufacture lighting poles as well, while other source pole manufacturing on a private label basis through companies such as Whitco. Whitco sells poles which complement existing fixture lines, provides engineering expertise and has specialty design features to allow the poles to be easily integrated with the lighting fixture. The entire unit, consisting of the pole and fixtures, is then shipped to the customer under the OEM brand name. Although some OEM's manufacture their own poles, they often require Whitco's poles because they do not have the capability to manufacture the poles required for a specific order. When selling to an OEM, Whitco arranges shipment direct to the project location for final assembly and installation by third parties. Whitco has the capability to join an OEM on national account bids. In 2003, Whitco sold to approximately 32 OEM customers.


Whitco has contracts in place with approximately 75 lighting agencies, each in separate, defined geographic territories throughout the United States. Each lighting agency contract typically gives the lighting agency the exclusive right to sell Whitco poles in a given geographical location in exchange for such agency agreeing to sell only poles manufactured by Whitco. The typical exception allows lighting agencies to sell poles from their OEM fixture providers and Whitco to sell to OEMs poles to deliver into the lighting agency's territory. Lighting agency contract terms can vary by territory although all contracts with lighting agencies may be terminated by us on 30 days' notice. No agency accounted for more than 10% of total sales for the 12 months ended September 30, 2003. These agencies primarily sell fixtures and Whitco's poles complement their product lines. Whitco works diligently to find the appropriate agency in a territory to sell its products and further strives to have that agency sell only poles manufactured by Whitco. A typical order will come from an agency for shipment direct to a construction location with billing directed to the electrical distributor or contractor. Terms are predominantly, net 30 days.

For the complete 12 months ended September 30, 2003, Lithonia Lighting, an OEM customer, accounted for 13.5% of total revenues; no other single customer accounted for more than 10% of total revenues. For the nine-month fiscal year ended September 30, 2002, Lithonia Lighting accounted for 14% of total revenues and one other lighting agency accounted for 10% of total revenues; no other single customer accounted for more than 10% of total revenues. Whitco believes it gains and keeps top lighting agents and OEMs through competitive pricing, timeliness and the ability to effectively deliver needed technical information on specified products.


Design, Manufacturing and Distribution

Whitco designs all of its own poles and completes specification and stress calculations using an in-house engineering team. Whitco assists its sales agents and OEM's with project submittals to specifying engineers for projects. Whitco then submits a work order to a manufacturer based on the product specified and ordered through the sales agent or OEM. Whitco purchases raw steel tubes from both domestic and foreign suppliers, primarily relying on Trans America Power Products to supply steel tubes. Whitco also places orders with three other suppliers. The raw steel tubes are held in inventory at one of two designated manufacturing locations in Fort Worth, Texas. These manufacturers complete all stages of pole fabrication, including painting and attaching a steel base. All operational aspects of manufacturing, including inventory control, purchasing, adherence to specifications and shipping are performed by Whitco. Whitco has no financial responsibility for raw aluminum product inventory as the poles are made to order from one of two aluminum pole manufacturers.

Once an order has been placed in production, the time until completed poles are ready for shipment is approximately one week, while larger orders can take up to three weeks. Once completed, the lighting poles are shipped directly from the manufacturer to the customer.

Employees


Whitco currently has 15 full-time employees, including its two executive officers, one controller, three employees performing sales and marketing functions, three performing engineering, drafting and quotations functions, one in production control and dispatch and five performing customer service and clerical duties. We also have sales representative agreements in place with approximately 75 sales representatives across the continental United States. They are not employees of Whitco, but they do receive commissions based on sales.


Certain of our employees have been granted 10 year options to purchase shares of Catalyst. There are approximately 808,632 options issued through November 30, 2003. Vested options currently total approximately 552,656 shares. Twenty percent (20%) of the non-vested options vest on each anniversary date of the option grant. The holders of these options, their position in Whitco and the number of options held by each, are as follows:


Name              Title                              # Options Issued
Henry Glover      President/CEO (of Whitco)               250,779
Kevin B. Medlin   Vice President Sales                     97,163
Thomas Lach       Vice President Engineering               97,163
Ben Mosqueda      Manager Quotations/Drafting              11,727
Kip Pritchard        Vice President                       351,800

Total                                                     808,632


Trademark and Copyright Protection


The Company has applied for trademark protection for the Whitco logo as well as the logo of Catalyst Lighting Group, Inc. The Company has submitted its initial applications for these logos to the United States Patent and Trademark Office. With respect to any pole designs or lighting fixtures the Company may design, we intend to seek patent protection where applicable.


Business Strategy


Virtually all of our revenues are currently generated in the C&I market. We intend to continue serving this niche while seeking to acquire or start new business ventures in an attempt to increase market share. Our focus on the C&I market is the result of our historical expertise in this market and the fact that most of our lighting agents and OEM customers are focused on this area.


Whitco is placing particular emphasis on the sports, high mast and area lighting sectors within the commercial and industrial markets. The sports lighting area represents those venues lit by outdoor lighting for night time play. This ranges from professional sports venues to local parks and recreation areas. Whitco has the ability to complete pre-wiring for its sports lighting products prior to shipment. High mast refers to those installations requiring large area lighting needs of commercial areas. These represent typical heights of 55 feet or higher with multiple fixtures installed at the top of the pole. Area lighting typically represents the lighting of an outdoor area such as parking lots.

Our future plans may include a merger with or into, or an acquisition of, other businesses serving the pole and lighting industries. Our future plans may also include entering niche parts of the lighting market in which we do not currently compete.

Competition

Whitco competes with pole manufacturers as well as those OEM's which manufacture poles themselves. Whitco also competes with OEM's, including some that are customers of Whitco on other jobs. In terms of sales, Whitco is approximately in the bottom half of the top 10 pole manufacturing companies. Whitco competes against exclusive pole manufacturers such as K-W Industries, United Lighting Standards and Valmont Industries. Some OEM companies that also manufacture poles include Hubbell Lighting, Cooper Lighting, Musco Lighting (in the sports segment only) and Ruud Lighting. Whitco competes with other pole companies on a price and service basis. Whitco competes by seeking the most qualified, most connected sales agents and OEM's in a given territory.

History


Whitco Sales, Inc. dates its original history to 1969, when it was formed by the Pritchard family in Fort Worth, Texas. Whitco was originally formed to provide both lighting and pole products. During the 1980's, Whitco made the decision to concentrate on steel pole products sold through agents and OEM's throughout the United States. Whitco Company, L.L.P., a partnership consisting of three investors led by Dennis H. Depenbusch, was formed on June 27, 2000 and acquired the assets of Whitco Sales Inc. from the Pritchard family on June 30, 2000. At the time of the acquisition, Whitco Sales, Inc. was an S Corporation 50% owned by James and Patsy Pritchard and 50% owned by James K. "Kip" Pritchard. Upon acquisition of Whitco in June 2000, Whitco expanded its product offering to include additional steel products as well as aluminum poles. In 2002, Whitco further expanded its product line to include pre-wired products for the sports lighting segment. On May 1, 2002, two of the three original investors were bought out by a replacement investor group again led by Dennis H. Depenbusch. The original investors, along with Mr. Depenbusch, were Mega Investment Group, LLC and Quest Financial Partners, LP. Their partnership interest was purchased on May 1, 2002 for $1.2 million through the sale of partner units and the issuance of additional subordinated debt. Four individual investors purchased partnership units for a cumulative price of $654,000 and subordinated debt was issued to four individual investors for $546,000. As of February 12, 2003, Whitco entered into the Securities Exchange Agreement with Wentworth III, Inc., pursuant to which its partners received, through an exchange of all of their partnership units, and options to purchase partnership units, 2,991,368 shares of common stock, and options to purchase 808,632 shares of common stock. This transaction closed on August 27, 2003, at which time Whitco became our wholly-owned subsidiary. We changed our name from Wentworth III, Inc. to Catalyst Lighting Group, Inc. on September 3, 2003.


Management Experience

Whitco believes that it enjoys significant advantages over other companies within its industry, including the advantage generated by the experience of its management team. We believe Whitco's management has the needed experience, talent and knowledge to grow and prosper in this industry. Set forth below is a brief description of the business experience and background of Whitco's executives, based upon information they have supplied to us.

Henry M. Glover - President/CEO of Whitco Company, LP; President and Director of Catalyst

Mr. Glover, 46, joined Whitco in January 2002 as the President. Mr. Glover has twenty years of experience in the lighting industry in key leadership roles. These assignments included work for three of the larger lighting conglomerates in the country: Genlyte Thomas, where he was Vice President and general manager of its Wide-Lite division from 1996-2000; USI Lighting from 1990-1992, where he was Vice President of Sales and Vice President of Lighting from 1993-1996; and Lithonia Lighting, where he worked from 1981 through 1989 in various positions, including analyst, product development manager, marketing manager and regional sales manager. Wide-Lite is a manufacturer of energy-efficient specification grade lighting and lighting controls. Mr. Glover has held senior level positions in sales and operational management for these companies. In 2001, Mr. Glover was CEO and principal of iCareers, LLC, an Internet recruiting site focused on lighting placements. Mr. Glover has an MBA from the University of Georgia and a BS in Economics from the College of Charleston. Mr. Glover is also the President and a member of the Board of Directors of Catalyst.

Kevin B. Medlin - Vice President of Sales of Whitco Company, LP

Mr. Medlin, 42, joined Whitco in October 2001 as its national sales manager. Mr. Medlin has over twenty years experience in the lighting industry in both electrical distribution and sales management for a major lighting manufacturer. Prior to joining Whitco, Mr. Medlin was employed by Thomas Lighting, a division of Genlyte Thomas as a Regional Sales Manager for the West/Central Region from 1996 to 2001. Mr. Medlin has a BS in Business Administration from the University of Texas.

Thomas S. Lach - Vice President of Engineering of Whitco Company, LP

Mr. Lach, 34, joined Whitco in October 2000. Mr. Lach has over 11 years experience in steel structural design and engineering. Prior to joining Whitco, Mr. Lach worked for GE Sports Lighting Systems, Fort Worth, Texas as manager of engineering from July 1999 to October 2000. GE Sports Lighting Systems is a provider of sports lighting systems through a nation-wide sales representative network. They provide comprehensive lighting solutions for outdoor sports lighting venues. From September 1998 to July 1999, Mr. Lach worked as Vice President of Engineering for Trans American Power Products, Houston, Texas. Trans American Power Products is both a tube and finished pole provider for the United States. It serves customers such as Whitco and also maintains its own finished product sales representation base. It provides steel poles. Mr. Lach previously was a project engineer for Valmont Industries in Valley, Nebraska from March 1997 to September 1998. Valmont is a leader in designing and manufacturing poles, towers and structures for lighting, wireless communication and utility markets, and a provider of protective coating services. Valmont also manufactures mechanized irrigation equipment for agriculture. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications. Mr. Lach has a BS in Mechanical Engineering from the University of Missouri, Rolla and has a PE in Civil Engineering for the State of Nebraska.

James K. "Kip" Pritchard - Vice President of Whitco Company, LP

Mr. Pritchard, 47, has been with Whitco for 24 years in sales. Prior to the acquisition, he was President of Whitco. Mr. Pritchard has a BS Degree in Business Administration from Texas Wesleyan University in Fort Worth, Texas.

Legal Proceedings

We are not a party to any litigation or other legal proceedings.

Seasonality

The lighting and pole industry is seasonal in nature, as construction of the facilities or roads where the lighting structures may be placed is seasonal depending on the geographic location of the project.

Properties


We lease space in Fort Worth, Texas. These facilities serve as our corporate headquarters and operations center. The facilities encompass approximately 2,704 square feet of space at a fixed rental cost of $3,347 per month. We believe these facilities are adequate for the foreseeable future.


Accounting Treatment

Although we are the parent corporation, for accounting purposes, our acquisition of Whitco was treated as the acquisition of us by Whitco. This is known as a reverse acquisition and a recapitalization of Whitco. Whitco is the acquirer for accounting purposes because the former partners of Whitco received the larger percentage of our common stock and voting rights than our current stockholders.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our consolidated financial statements and their accompanying notes, included elsewhere in this prospectus. Certain statements contained under this caption and elsewhere in this prospectus regarding matters that are not historical facts are forward-looking statements. All statements that address operating performance, events or developments that management expects to incur in the future, including statements relating to sales and earning growth or statements expressing general optimism about future operating results, are forward-looking statements. These forward-looking statements are based on management's current views and assumptions regarding future events and operating performance. Many factors could cause actual results to differ materially from estimates contained in these forward-looking statements. The differences may be caused by a variety of factors, including, but not limited to, adverse economic conditions, competitive pressures, inadequate capital, unexpected costs, lower revenues or net income, the possibility of fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans and loss of key executives, among other things.

We formed under the name Wentworth III, Inc. in March, 2001 as a blank check company, which is essentially a vehicle to pursue a business combination. We offered our common stock to the public pursuant to Rule 419 promulgated under the Securities Act of 1933, as amended, and closed our offering, raising proceeds of $50,000 from the sale of 50,000 shares, in November, 2002. We had no operating business and all our activities since inception, and prior to the share exchange with Whitco, had been related to formation, completing the public offering and finding suitable merger or acquisition candidates. Pursuant to Rule 419, the gross proceeds from the offering of $50,000, less 10% for expenses incurred in connection with the IPO, were held in escrow subject to the closing of the transaction with Whitco. We paid no cash compensation to any officer or director in their capacities as such prior to the transaction with Whitco. On August 27, 2003, we completed the share exchange transaction with Whitco, whereupon Whitco became our sole wholly-owned subsidiary. On September 3, 2003, we changed our name to Catalyst Lighting Group, Inc.

Based on the above transactions, we have provided management's discussion and analysis of financial condition and results of operations for Whitco for the year ending September 30, 2003 and 2002 and for Catalyst Lighting Group, Inc., from the date of acquisition, August 27, 2003.


RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates


Whitco's condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which require Whitco to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses, and the related disclosures. A summary of those significant accounting policies can be found in our Notes to the Consolidated Financial Statements included in this report. The estimates used by management are based upon their historical experiences combined with management's understanding of current facts and circumstances. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and the results of our operations and require significant judgments on the part of management. Management believes the following represent the critical accounting policies of Whitco as described in Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies," which was issued by the Securities and Exchange Commission: inventory, goodwill, allowance for doubtful accounts, and warranty policy.

The Company states inventory at the lower of cost or market, determined under the first-in, first-out method. We maintain a significant amount of raw material inventory to serve future order demand of customers. While management believes its processes for ordering and controlling inventory are adequate, changes in economic or industry conditions may require Whitco to hold inventory longer than expected or write outdated inventory off as the result of obsolescence.

During fiscal 2001, we amortized goodwill using a fifteen-year life. Beginning January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 (SFAS 142) "Goodwill and Other Intangible Assets," and as a result ceased amortizing goodwill. We test goodwill for impairment annually or on an interim basis if an event or circumstance occurs between the annual tests that may indicate impairment of goodwill. Impairment of goodwill will be recognized in operating results in the period it is identified.

We utilize our best estimate for allowance for doubtful accounts based on past history and accruing the expense as a percentage of sales. We grant credit to distributors of sports and area lighting poles located throughout the United States of America. Collateral is generally not required for trade receivables. While we consider our process to be adequate to effectively quantify its exposure to doubtful accounts, changes in economic, industry or specific customer conditions may require an adjustment of the allowance for doubtful accounts.

Our customers receive a one year product warranty for defects in material and workmanship, providing repair or replacement or refund of the purchase price. We provide an accrual as a reserve for potential warranty costs based on historical experience and accruing as a percentage of sales. While management considers our process to be adequate to effectively quantify its exposure to warranty claims based on historical performance, changes in warranty claims on a specific or cumulative basis may require us to adjust its reserve for potential warranty costs.

Impact of Recently Issued Accounting Pronouncements - In December 2002, the FASB issued Statements of Financial Accounting Standards No.148, Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement 123 (SFAS 123). For entities that change their accounting for stock-based compensation from the intrinsic method to the fair value method under SFAS 123, the fair value method is to be applied prospectively to those awards granted after the beginning of the period of adoption (the prospective method). The amendment permits two additional transition methods for adoption of the fair value method. In addition to the prospective method, the entity can choose to either (i) restate all periods presented (retroactive restatement method) or (ii) recognize compensation cost from the beginning of the fiscal year of adoption as if the fair value method had been used to account for awards (modified prospective method). For fiscal years beginning December 15, 2003, the prospective method will no longer be allowed. The Company currently accounts for its stock-based compensation using the intrinsic value method as proscribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and plans on continuing using this method to account for stock options; therefore, it does not intend to adopt the transition requirements as specified in SFAS 148. The Company has adopted the new SFAS 148 disclosure requirements of SFAS 148 in these financial statements.


In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("FAS 150"). FAS 150 requires that three classes of freestanding financial statements that embody obligations for entities be classified as liabilities. Generally, FAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not believe the adoption of FAS 150 will have a material impact on its financial position or results of operations.


The FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, in November 2002 and FIN No. 46, Consolidation of Variable Interest Entities, in January 2003. FIN No. 45 is applicable on a prospective basis for initial recognition and measurement provisions to guarantees issued after December 2002; however, disclosure requirements are effective immediately. FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee and expands the required disclosures to be made by the guarantor about its obligation under certain guarantees that it has issued. The adoption of FIN No. 45 did not have a material impact on the Company's financial position or results of operations. FIN No. 46 requires that a company that controls another entity through interest other than voting interest should consolidate such controlled entity in all cases for interim periods beginning after June 15, 2003. Management does not believe the adoption of FIN No. 46 will have a material impact on its financial position or results of operations.


Year ended September 30, 2003 compared to the year ended September 30, 2002

         In 2002, Whitco changed its fiscal year end from December 31, to September 30. For purposes of a financial comparison of 12 month results, Whitco is combining its September 30, 2002 9 month year end audited numbers with its 3 month reviewed financial results. The unaudited 12 months ended
September 30, 2002 is summarized in the following table compared to the audited 12 months ended September 30, 2003. The data below was adjusted for pro forma taxes,for periods before the twelve months ending September 30,2003, as if Whitco, the fully owned subsidiary of Catalyst Lighting Group, Inc., was a C-corporation for state and federal tax purposes.



                                12 Months         12 Months        9 Months          3 Months
                                  Ended             Ended            Ended            Ended
                                 9/30/03           9/30/02          9/30/02          12/31/01
                               ---------------------------------------------------------------
Sales                          $15,758,570       $13,880,178      $10,243,036       $3,637,142
----------------------------------------------------------------------------------------------
Cost of Sales                  $10,834,944        $9,535,886       $7,169,790       $2,366,096
----------------------------------------------------------------------------------------------
Gross Margin on Sales          $ 4,923,626        $4,344,292       $3,073,246       $1,271,046
----------------------------------------------------------------------------------------------
General Selling and
 Administrative
 Expenses                      $ 4,934,542      $ 3,720,151      $ 2,700,835      $   959,442
----------------------------------------------------------------------------------------------
Amortization of
 Goodwill                      $         0      $         0      $         0      $    59,874
----------------------------------------------------------------------------------------------
Income from
 Operations                    ($   10,916)     $   624,141      $   372,411      $   251,730
----------------------------------------------------------------------------------------------
Reverse Merger Expense         $   606,621
                               -----------
----------------------------------------------------------------------------------------------
Interest Expense               $   326,844      $   295,725      $   224,677      $    71,048
----------------------------------------------------------------------------------------------
Income (Loss) Before Taxes
 And Pro Forma Income
 Taxes                         ($  944,381)     $   328,416      $   147,734      $   180,682
----------------------------------------------------------------------------------------------
Provision for Taxes            $    61,134      $         0      $         0      $         0
Income (Loss) Before
Taxes                          ($1,005,515)     $   328,416      $   147,734      $   180,682
Pro Forma Income Taxes         $   214,000      ($  126,000)     ($   58,000)     $    68,000)
----------------------------------------------------------------------------------------------
Pro Forma Net
 Income (Loss)                 ($  791,515)     $   202,416      $    89,734      $   112,682
----------------------------------------------------------------------------------------------


The unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In our opinion, we have included all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation.



         Revenue. For the twelve months ended September 30, 2003, the recognized revenue was $15,758,570. For the twelve months ended September 30, 2002, the recognized revenue was $13,880,178. Cost of goods sold in the twelve months ended September 30, 2003, was $10,834,944, which generated a gross margin of 31.2%, versus 31.3% for the twelve months ended September 30, 2002. The increase in sales can be attributed to an increase in overall pole sales through agency customers.


         Other operating costs and expenses. For the twelve months ended September 30, 2003, operating expenses totaled $4,934,542, compared to $3,720,151 for the twelve months ended September 30, 2002. The increase in operating expenses resulted from the increase in commission expenses paid, legal and accounting expenses, product development expense, travel and entertainment and health insurance as described below. Included in other operating costs and expenses are non-cash costs related to amortization expense incurred of approximately $0 for the twelve months ended September 30, 2003, and $59,874 for the twelve months ended September 30, 2002. The decrease in amortization expense is the result of Whitco's adoption of Statement of Financial Accounting Standards No. 142 (SFAS 142) in January 1,2002. This change in policy resulted in the elimination of amortization of goodwill.

         Commission expense. For the twelve months ended September 30, 2003, commission expense was $2,557,846, compared with $1,906,051 for the twelve months ended September 30, 2002. The increase in commissions paid is the result of an increased mix of sales of products through agency customers compared to the previous comparative period.


         Legal and Accounting Expense. For the twelve months ended September 30, 2003 was $202,171, compared with $104,702 for the twelve months ended September 30, 2002. The increases in legal and accounting for the comparative periods reflect additional expenses in the period related to the change in fiscal year and in accounting fees and legal fees associated with the merger.


         Product development expense. For the twelve months ended September 30, 2003, product development expense was $138,863, compared with $28,646 for the twelve months ended September 30, 2002. The increase in product development for the comparative twelve-month period is principally attributable to the further development of Whitco's sports lighting product offering.


         Salaries, wages, and labor related. For the twelve months ended September 30, 2003, salaries and wages totaled $1,328,666, compared to $1,124,445 for the twelve months ended September 30, 2002. The increase in salaries and wages can be attributed to additional personnel hired during the 2003 fiscal year.


         Travel and entertainment expense. For the twelve months ended September 30, 2003, travel and entertainment expense was $135,264, compared with $88,426 for the twelve months ended September 30, 2002. The increases in travel and entertainment expense for the comparative period reflects additional travel and customer visitations during the period.


         Health and general insurance expense. For the twelve months ended September 30, 2003, was $123,599, compared with $85,243 for the twelve months ended September 30, 2002. The increases in health insurance for the comparative periods reflect a general increase in premiums as well as additional employees choosing to participate in the program. Whitco recently changed its benefit offering to its employees resulting in savings compared to its previous health insurance offering.


         Interest expense. Interest expense for the twelve months ended September 30, 2003 was $326,844, compared with $295,725 for the twelve months ended September 30, 2002. The increase in interest expense for the comparative periods reflect the increase in both the operating credit line as well as an increase in subordinated debt.


         Other Expense. For the twelve months ended September 30, 2003 Catalyst Lighting Group incurred a $606,621 expense associated with the merger to become Catalyst Lighting Group compared to $0 for the twelve months ended September 30, 2002. The Company recognized a $17,768 loss for disposal of fixed assets during the twelve months ended September 30, 2003.




Liquidity and Capital Resources


At September 30, 2003, Catalyst Lighting Group's working capital deficit was $873,650, which represented a decrease in working capital of $726,672 over September 30, 2002. This represents increases in the following: Trade receivables increased from $2,280,109 at September 30, 2002 to $3,472,776 at September 30, 2003, including provision for bad debts of $54,442 at September 30, 2002 and $53,892 at September 30, 2003. Receivables increased in reflection to an increase in sales. Other account changes include an increase in accounts payable of $1,196,821, an increase in inventory of $459,097, an increase in revolving notes payable of $985,497, an increase in accrued liabilities of $103,393, an increase of cash of $96,591 and an increase in pre-paid expenses of $29,473. The increase in payables and inventory was attributed to orders placed for delivery of product in 2003 as well as forecast demand in orders for 2003. The changes in accrued liabilities, revolving notes payable and pre-paid expenses are related to normal timing of the different category of accounts through this year. The increase in the working capital deficit is primarily the result of the net loss of $1,005,515 for the year ended September 30, 2003.


Cash provided by (used in) operations for the twelve months ended September 30, 2003, and the nine months ended September 30, 2002 was ($897,521), and $397,110 respectively. The cash used by operations for the twelve months ended September 30, 2003 resulted primarily from a loss of $1,005,515, an increase in trade receivables of $1,192,666, an increase in inventories of $459,097 and an increase in prepaid expenses and other of $29,473. Accrued liabilities increased by $103,393 and accounts payable increased by $1,196,820.


Primarily as a result of purchases of property and equipment in the periods described below, cash used in investing activities for the twelve months ended September 30, 2003, and the nine months ended September 30, 2002, was $16,260 and ($74,307)respectively.


Cash provided/(used in) financing activities for the twelve months ended September 30, 2003 and nine months ended September 30, 2002 was $977,852, and ($322,803) respectively. For the twelve months ended September 30, 2003 there was an increase in revolving notes payable of $985,497 and payments on short-term and long-term notes payable of $7,645. For the nine months ended September 30, 2002, cash flows decreased as the result of redemption of partner's interest of $1,200,000 to purchase the partnership interests of two partners. This decrease was primarily matched by an increase from the proceeds of long-term debt of $546,000 and the sale of partnership interest of $655,000. Payments on short-term and long-term notes payable and revolving notes payable was $224,527 and $99,276, respectively.

Material cash requirements for the next twelve months not in the ordinary course of business relate to the expenses incurred in connection with the completion of the merger and the securities offering described herein. This is expected to be an additional $40,000 through December 31, 2003. Regarding repayment of debt, over the next 12 months Whitco's current maturities of long term debt as of September 30, 2003 is approximately $524,134, consisting of subordinated debt. For the next 12 months, one $250,000 payment is due on January 6, 2004, and one $217,850 payment is due on June 30, 2004, while the rest is spread evenly over the entire year. Whitco and Catalyst intend to fund future payments on these obligations through operational cash flow and further utilization of its existing credit facility. Current debt repayments can be paid through our cash flow or the additional availability afforded through the secured line of credit.


Whitco currently has a $2,000,000 senior, secured credit facility with PNC Bank, evidenced by a demand promissory note, and secured by all of our assets. Whitco has received a $500,000 line increase through the end of November. The outstanding balance at September 30, 2003 was approximately $2,072,522 and the balance as of October 31, 2003 was approximately $1,899,224. Whitco can borrow the lesser of $2,500,000 through the end of November 2003 or the lesser of $2,000,000 thereafter or the aggregate of 80% of eligible accounts receivable and 50% of eligible inventory as defined in the agreement with PNC. Whitco currently does not comply with certain portions of its agreement with PNC relating to maintaining (1) a tangible net worth of not less than $300,000, (2) a ceiling on debt to net worth ratio and (3) defined cash flow coverage of at least 1 to 1. As a result, PNC can call the note, although the note can be called at any time in any event, as it is a demand note. Whitco is in active negotiations with alternative lenders and has received some commitment letters indicating interest in this credit facility and will actively pursue alternative lenders should the note with PNC be called. Consequences to Whitco will consist of having to immediately put in place a new credit facility in an amount sufficient to cover the entire PNC credit facility.



                                   MANAGEMENT

Our officers and directors and further information concerning them are as follows:


    Name                             Age                 Position
Dennis H. Depenbusch                 40                  CEO and Chairman of the
                                                         Board of Directors

Henry Glover                         46                  President and Director
Kevin R. Keating                     63                  Director
Mary Titus                           43                  Director
Tracy B. Taylor                      49                  Director


Dennis H. Depenbusch


Mr. Depenbusch, 40, was the managing partner of Whitco since its acquisition in June of 2000. Prior to his leading the acquisition of Whitco, he was a Vice President for Euronet Worldwide from May 1995 to June 2000. Euronet Worldwide is a provider of secure electronic financial transactions, ATM software, point-of-sale outsourcing and mobile banking to a wide range of industries. Mr. Depenbusch served as country manager from May 1995 to May 1998 in Poland and, from May 1998 to May 1999, served as Vice President in Germany, overseeing expansion and acquisition activities for these countries. From May 1999 to May 2000, he was responsible for overseeing ATM deployment activities and operational development for the United Kingdom. He also contributed to Euronet's acquisition of venture capital financing and eventual listing on the NASDAQ
(EEFT). Mr. Depenbusch holds an MBA, Summa Cum Laude, and a BS in Business from the University of Kansas.


Henry M. Glover

Mr. Glover, 46, joined Whitco in January 2002 as the President. Mr. Glover has twenty years of experience in the lighting industry in key leadership roles. These assignments included work for three of the larger lighting conglomerates in the country: Genlyte Thomas, where he was Vice President and general manager of its Wide-Lite division from 1996-2000; USI Lighting from 1990-1992, where he was Vice President of Sales and Vice President of Lighting from 1993-1996; and Lithonia Lighting, where he worked from 1981 through 1989 in various positions, including analyst, product development manager, marketing manager and regional sales manager. Wide-Lite is a manufacturer of energy-efficient specification grade lighting and lighting controls. Mr. Glover has held senior level positions in sales and operational management for these companies. In 2001, Mr. Glover was CEO and principal of iCareers, LLC, an Internet recruiting site focused on lighting placements. Mr. Glover has an MBA from the University of Georgia and a BS in Economics from the College of Charleston. Mr. Glover is also the President and CEO of Whitco.

Kevin R. Keating, 63, is an investment executive and for the past five (5) years has been the Branch Manager of the Vero Beach, Florida office of Brookstreet Securities Corporation. Brookstreet Securities is a full-service, national network of independent investment professionals. Mr. Keating services the investment needs of private clients with special emphasis on equities. For more than 35 years, he has been engaged in various aspects of the investment brokerage business. Mr. Keating began his Wall Street career with the First Boston Corporation in New York in 1965. From 1968 through 1974, he was employed by several institutional research boutiques where he functioned as Vice President-Institutional Equity Sales. From 1974 until 1982, Mr. Keating was the President and Chief Executive Officer of Douglas Stewart, Inc., a New York Stock registered representative servicing the needs of individual investors. Mr. Keating is a graduate of Holy Cross College with a degree in Business Administration. Mr. Keating is a director of Wentworth II, Inc. and Wentworth III, Inc. and holds other director of Wentworth I, Inc. and 99 Stuff, Inc. Mr. Keating was the President, CFO and a director of Catalyst prior to consummation of the transactions with Whitco.

Mary Titus, 43, is a director and a member of the audit committee. Since December 2000, Ms. Titus has worked for uRoam Corporation, a web based remote access provider, in Sunnyvale, CA. Ms. Titus is currently the Chief Financial Officer, Vice President of Administration and the corporate Secretary for uRoam, handling all finance, human resource and corporate compliance matters. From October 1999 through June 2000, Ms. Titus was the Chief Financial Officer, Vice President of Administration and the corporate Secretary for healthshop, an Internet based retailer of health products. From September 1998 through January 1999, Ms. Titus was Chief Financial Officer and the corporate Secretary for Crag Technologies, a San Jose based data storage company, where she was responsible for all finance and corporate compliance matters. From April through August 1998, Ms. Titus handled integration and strategic acquisition matters for Adaptec, following its acquisition of Ridge Technologies. Prior to that, Ms. Titus handled all finance, securities and acquisition matters at Ridge Technologies, a redundant storage controller company located in San Jose, CA.

Tracy B. Taylor, 49, is a director and a member of the compensation committee. Since March, 2002, Mr. Taylor has been President of the Kansas Technology Enterprise Corporation, Topeka, Kansas. From 2001 to the KTEC appointment, Mr. Taylor was President of Taylor and Associates, a private equity investment firm. From 1999-2001 Mr. Taylor was Vice President for Townsend Capital, Lee's Summit, Missouri. From 1994 to 1999, he held various positions with Cohen Esrey real estate services in Kansas City, Missouri. From 1988 to 1994, Mr. Taylor held graduating positions leading to Treasurer and finally Vice President for Administration for Sprint Corporation in Westwood, Kansas. Mr. Taylor received a B.A. in history/political science, Magna Cum Laude, in 1976 from Bethany College in Lindsborg, Kansas and an MBA with a finance concentration, from the University of Kansas in 1979.

    Remuneration

Prior to consummation of the transaction with Whitco, we did not provide cash compensation to our officers or directors for their services. Upon the first closing of the sale of shares offered hereby, each of our three outside directors, Kevin R. Keating, Mary Titus and Tracy Taylor, will be compensated as follows: For one year, they will each receive $2,000 for each board meeting attended in person and $1,000 for each telephonic board meeting. After the first year, they will receive $1,000 and $500, respectively. Additionally, each of Mr. Keating, Ms. Titus and Mr. Taylor will receive 10,000 shares of common stock, 6,667 of which shall be immediately issuable and the remaining 3,333 of which will be held in escrow and distributed to each of them provided they remain on our board of directors for a period of one year. Members of our Board who serve on the audit committee shall receive an additional $2,000 per meeting for the first year of service and $1,000 per meeting for each year thereafter. The audit committee chairman will receive $4,000 for the first year of service and $2,000 for each year thereafter in addition to the audit committee meeting fees. Messrs. Depenbusch and Glover will not receive any additional compensation for serving on our Board. To date, no Board of Directors' fees have been paid, however, Whitco did reimburse board members for expenses incurred in connection with informal meetings prior to the securities exchange with us.

The following table sets forth information concerning compensation for services rendered to Whitco by its President and by its executive officers.

         SUMMARY COMPENSATION TABLE

         Long Term Compensation


The following table sets forth information regarding the compensation paid during the year ended September 30, 2003, the nine months ended September 30, 2002 and the year ended December 31, 2001 to Dennis H. Depenbusch and Henry Glover. Mr. Depenbusch is Chairman and CEO of Catalyst and Mr. Glover is a Board Member and President. Both are the only executive officers of Catalyst. Prior to consummation of the transaction with Whitco, we did not provide cash compensation to our officers or directors for their services. There are no other anticipated officer assignments at the present time.




Name and All Other                                                Other           Securities                      All
Principal Positions                                               Annual          Underlying         LTIP        Other
                                       Salary       Bonus      Compensation        Options         Payouts    Compensation
                                        ($)          ($)           ($)               (#)             ($)           ($)
Dennis Depenbusch
Managing Partner/CEO
and Chairman (1)             2003     $130,000     $      0     $      0               0               0            0

Henry Glover
President (2)                2003     $145,000     $      0     $      0          58,633(4)            0            0

Dennis Depenbusch
Managing Partner             2002     $ 97,499     $      0     $      0               0               0            0


Henry Glover
President                    2002     $ 97,499     $      0     $ 24,706(3)      190,977(4)            0            0

Dennis Depenbusch
Managing Partner             2001     $100,000     $      0     $      0               0               0            0

Henry Glover
President (5)                2001     $      0     $      0     $      0               0               0            0

Dennis Depenbusch
Managing Partner (6)         2000     $ 50,000     $      0     $      0               0               0            0

(1) Mr. Depenbusch was the managing partner of Whitco prior to consummation of the merger transaction with Catalyst and is currently the CEO and Chairman of the Board of Directors of Catalyst. As the merger transaction was not consummated until August 27, 2003, $119,167 of salary was paid to Mr. Depenbusch by Whitco through August 31, 2003 and $10,833 was paid by Catalyst through September 30, 2003.

(2) Mr. Glover was the President of Whitco prior to consummation of the merger transaction with Catalyst and is currently the President and a member of the Board of Directors of Catalyst. As the merger transaction was not consummated until August 27, 2003, $137,500 of salary was paid to Mr. Glover by Whitco through August 31, 2003 and $12,500 was paid by Catalyst through September 30, 2003.

(3) Represents compensation related to relocation expenses associated with the hiring of Mr. Glover.

(4) These were options to purchase 74.6825 partnership units of Whitco which, upon consummation of the merger with Whitco on August 27, 2003, were converted into options to purchase 250,222 shares of common stock.

(5) Henry Glover began employment with Whitco on January 2, 2002.

(6) Whitco Company, LLP acquired Whitco Sales, Inc. on June 30, 2000.

For the year ended September 30, 2003, and the nine months ended September 30, 2002 options to purchase 17.5 and 57 partner units, respectively, were granted to Henry Glover at a strike price of approximately $2,890 per unit. These options, on a converted basis represent 249,610 shares of Catalyst common stock at a strike price of $0.86 per share. 58,633 of these options became fully vested when Catalyst became subject to the periodic reporting under the Securities Exchange Act of 1934. The remaining 190,977 options vest equally over a 5 year period, but immediately vest in full in the event Catalyst receives an offer to sell substantially all of its assets which offer Catalyst desires to accept.


Compensation of Directors


Upon the first closing of the sale of shares offered pursuant hereto, each of our three outside directors, Kevin R. Keating, Mary Titus and Tracy Taylor, will be compensated as follows: For one year, they will each receive $2,000 for each board meeting attended in person and $1,000 for each telephonic board meeting. After the first year, they will receive $1,000 and $500, respectively. Additionally, each of Mr. Keating, Ms. Titus and Mr. Taylor will receive 10,000 shares of common stock, 6,667 of which shall be immediately issuable and the remaining 3,333 of which will be held in escrow and distributed to each of them provided they remain on our board of directors for a period of one year. Members of our Board who serve on the audit committee shall receive an additional $2,000 per meeting for the first year of service and $1,000 per meeting for each year thereafter. The audit committee chairman will receive $4,000 for the first year of service and $2,000 for each year thereafter in addition to the audit committee meeting fees. Messrs. Depenbusch and Glover will not receive any additional compensation for serving on our Board. To date, no Board of Directors' fees have been paid, however, Whitco did reimburse board members for expenses incurred in connection with informal meetings prior to the securities exchange with us.


Whitco Company, LP is a limited partnership and has no directors. Whitco does have a general partner, Whitco Management, LLC, which is wholly owned by Catalyst. The general partner receives no additional compensation for serving in such capacity. Other than the compensation listed above to Dennis Depenbusch and tax distributions made to partners for their personal income tax liabilities, no additional compensation has been made to any partner.

Employment Agreements

As of December 31, 2002, Whitco entered into an employment agreement with Henry Glover, expiring December 31, 2003, providing for him to serve as Whitco's President and Chief Executive Officer at an annual rate of $150,000. Mr. Glover is also eligible for medical and dental benefits, as well as such other benefits as may be offered to executive officers from time to time. Mr. Glover's employment agreement contains a confidentiality provision as well as a non-compete clause for one year following his employment with Whitco. We anticipate entering into an employment agreement with Dennis Depenbusch on terms to be agreed upon.

Additional Employee Benefits: All employees are provided certain insurance coverages including health, dental and long term disability. The company reserves the right to change its benefits plans as it deems necessary or appropriate.

                                 MANAGEMENT'S
                         STATEMENT AS TO INDEMNIFICATION

Section 145 of the Delaware General Corporation Law provides for indemnification of our officers, directors, employees and agents. Under Article XI of our by-laws, we will indemnify and hold harmless to the fullest extent authorized by the Delaware General Corporation Law, any of our directors, officers, agents or employees, against all expense, liability and loss reasonably incurred or suffered by such person in connection with activities on our behalf. Complete disclosure of relevant sections of our certificate of incorporation and by-laws is provided in Part II of the registration statement of which this prospectus forms a part. This information can also be examined as described in "Further Information."


Additionally, we agree to indemnify broker-dealers selling shares in this offering, if any, against certain liabilities that may be incurred in connection with this offering, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments they may be required to make in respect of such liabilities. Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to such broker-dealers pursuant to the foregoing, and to our directors, officers or persons controlling us pursuant to the charter, as amended, and our Bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.


                           MARKET FOR OUR COMMON STOCK

Prior to the date of the prospectus, no trading market for our common stock has existed. There are 12 holders of our common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following table sets forth all long term debt issued to parties related to
Whitco:

LONG-TERM DEBT:

Long-term secured, subordinated debt for the periods set forth below consisted of the following:



                                                                                       September 30,
                                                                                            2003
                                                                                       -------------
       Noninterest-bearing note payable to an individual, discounted at 6.3%
       (unamortized discount of $38,519 and $75,509 at September 30, 2003 and
       September 30, 2002), payable in annual installments of $217,851. The note was issued to the Pritchard family from which Whitco was purchased on
       June 30, 2000.                                                                       397,183

       Noninterest bearing note payable to Kip Pritchard, an employee, discounted at 6.22% (unamortized discount of $8,490 and $20,207 at
       September 30, 2003 and September 30, 2002, respectively), payable in monthly installments of $7,375. Kip Pritchard is a member of the
       Pritchard family from which Whitco was purchased in 2000. The note was
       issued on June 30, 2000 in connection with such purchase.                            146,389

       Note payable to an individual with indirect ownership in Whitco, note was assigned to a nonrelated limited partnership effective December 27, 2001, principal due July 31, 2005, interest payable monthly at a fixed rate of
       15%. This note was issued on June 30, 2000 in connection with the
       purchase of Whitco from the Pritchard family.                                        700,000

       Subordinated, unsecured 15% note payable to an owner, Larry Doskocil, due April 30, 2007. This note was issued on May 1, 2002 in connection
       with the buy-out of certain partnership interests of Whitco.                          20,000

       Subordinated, unsecured 15% note payable to an owner, Jacqueline
       Middelkamp, due April 30, 2007. This note was issued on May 1, 2002 in
       connection with the buy-out of certain partnership interests of Whitco.               50,000

       Subordinated,  15%  unsecured  note payable to Kip  Pritchard,  due April 30,
       2007.  This note was issued on May 1, 2002 in connection  with the buy-out of
       certain partnership interests of Whitco.                                             150,000

       Subordinated, 10% unsecured note payable to Keating Reverse Merger Fund, LLC
       due January 6, 2004.  This note was issued on August 6, 2003.                        214,551
                                                                                         ----------
                                                                                         $1,678,123

       Less current maturities                                                             (524,134)
                                                                                         ----------

                                                                                         $1,153,989
                                                                                         ==========

During the twelve months ended September 30, 2003, the nine months ended September 30, 2002 and the year ended December 31, 2001, Whitco had $33,416, $27,875, and $0, respectively, of interest expense on notes due to related parties.

OTHER RELATED TRANSACTIONS:

During the twelve months ended September 30, 2003, the nine months ended September 30, 2002 and for the year ended December 31, 2001, Whitco paid $60,800, $24,000 and $24,000, respectively, for accounting and administrative services to an entity related through common ownership. The common ownership ended May 1, 2002.

During the twelve months ended September 30, 2003, the nine months ended September 30, 2002 and the year ended December 31, 2001, Whitco had sales of $423,760, $266,580, and $679,527, respectively, to an entity whose principal owner is the brother of an employee of Whitco. Accounts receivable from this related entity were $92,305 and $24,894 at September 30, 2003 and 2002, respectively.


Celestine C. Depenbusch is the mother of Dennis Depenbusch, our CEO and Chairman. Celestine C. Depenbusch currently owns 472,048 shares of Catalyst common stock, representing approximately 13.92% of the outstanding common stock. Celestine Depenbusch exercises 100% voting power and control over all shares owned by her.


Keating Investments, LLC was a finder in connection with the merger transaction with Whitco and received for that transaction (a) 200,000 shares of our common stock and (b) a fee of $100,000, payable in 10 monthly payments of $10,000 each, beginning 30 days after our common stock begins trading on the Over-the-Counter Bulletin Board. This $100,000 fee is taken into account as a cash requirement on a going-forward basis and we believe we will have sufficient sales and earnings through the end of our fiscal year and the term indicated by the investment banking fee to fund this obligation. Timothy J. Keating, son of Kevin R. Keating, our former President and Chief Financial Officer, and currently a director, owns approximately 60% of Keating Investments. Kevin R. Keating has no ownership interest in Keating Investments.

On August 6, 2003, Keating Reverse Merger Fund, LLC, a Delaware limited liability company ("KRMF"), loaned $250,000 to Whitco Company, L.L.P., receiving a $250,000 unsecured promissory note from Whitco and a five year common stock purchase warrant to purchase up to 125,000 shares of our common stock for $2.00 per share. It is expected that a portion of the proceeds raised in this offering will be used to repay this promissory note, which matures on January 6, 2004. Keating Investments is the managing member of KRMF. In addition to his ownership interest in Keating Investments, as described above, Timothy J. Keating also individually owns, as of the date hereof, 5% of KRMF. Kevin R. Keating has no ownership interest in Keating Reverse Merger Fund.

Due to the fact that NASD Rule 2460 specifically prohibits broker-dealers from accepting any payment or other consideration, directly or indirectly, from an issuer of a security, or any affiliate or promoter thereof, for publishing a quotation, acting as market maker in a security, or submitting an application in connection therewith, any broker-dealers who receive compensation pursuant to this offering shall represent to us in writing that it maintains full compliance with this rule at all times, and the services to be provided are "bona fide services" as permitted by Rule 2460. Compensation paid is not intended to be, and should not be construed to be, for the provision of any market-making services.

                             PRINCIPAL STOCKHOLDERS

The table below sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus, including:

     + each person who is known by us to own beneficially more than 5% of our outstanding common stock;

     +    each of our officers and directors; and

     +    all of our directors and officers as a group.

                                                      Amount and       Percentage
                                                      Nature of        of Shares
                                                      Beneficial      Beneficially
Name of Stockholder                                   Ownership          Owned
--------------------                                 -----------      ------------
Kevin R. Keating (1) .......................            90,000             2.65%
Dennis H. Depenbusch (2) ...................         1,610,974(3)         47.50%
Henry Glover(4) ............................            96,951(5)          2.78%
Mary Titus (6) .............................                 0                0
Tracy B. Taylor (7) ........................                 0                0
Keating Investments, LLC ...................           200,000             5.90%
Larry Doskocil Trust (8) ...................           685,004            20.20%
Celestine Depenbusch (9) ...................           472,048            13.92%
James "Kip" Pritchard (10) .................           350,125             9.35%

All executive officers and
directors as a group .......................         1,797,925             53.0%

-----------

(1) Mr. Keating is a member of our Board of Directors. Excludes 6,667 shares which are to be issued at the first closing of the sale of shares offered hereby.

(2) Mr. Depenbusch is our chief executive officer and chairman of our Board of Directors.

(3) Represents 3,350 shares of our common stock owned by Mr. Depenbusch and 1,607,624 shares owned by the Dennis H. Depenbusch Revocable Trust, an entity of which Mr. Depenbusch is a co-trustee.

(4)      Mr. Glover is President and a member of our Board of Directors.

(5) Represents 96,951 shares of common stock issuable upon exercise of currently vested options granted to Mr. Glover.

(6) Ms. Titus is a member of our Board of Directors. Excludes 6,667 shares which are to be issued at the first closing of the sale of shares offered hereby.

(7) Mr. Taylor is a member of our Board of Directors. Excludes 6,667 shares which are to be issued at the first closing of the sale of shares offered hereby.

(8)      Larry Doskocil is the sole trustee of the Larry Doskocil Trust.

(9) Celestine Depenbusch is the mother of Dennis H. Depenbusch. Mr. Depenbusch exercises no voting or other control over Celestine Depenbusch's shares.

(10) Represents 350,125 shares of common stock issuable upon exercise of currently vested options granted to Mr. Pritchard.

                            DESCRIPTION OF SECURITIES

General

We have authorized 40,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, whose rights and designation(s) have not yet been established. We have 3,391,368 shares of common stock outstanding as of the date of this prospectus. We currently have no outstanding shares of preferred stock.

Common Stock

Each share of common stock entitles its holder to one vote upon all matters on which holders of common stock are entitled to vote under applicable law or otherwise. Stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the issued and outstanding common stock can elect all of our directors. Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each share of common stock will be entitled to share ratably in any assets available for distribution to holders of our equity securities after satisfaction of all liabilities and after providing for each class of stock, if any, having preference over the common stock.

The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued.

Preferred Stock

Our Board of Directors is authorized by our certificate of incorporation to designate and issue up to 10,000,000 shares of one or more series of preferred stock. No shares of preferred stock have been authorized or designated for future issuance by our board as of the date of this prospectus. We have no present plans to issue any such shares.

In the event our board of directors authorizes, designates and issues shares of preferred stock, it may exercise its discretion in establishing the terms of such preferred stock. In the exercise of such discretion, our board may determine the voting rights, if any, of the series of preferred stock being issued, which could include the right to vote separately or as a single class with our common stock and/or other series of preferred stock; to have more or less voting power per share than that possessed by our common stock or other series of preferred stock; and to vote on certain specified matters presented to the shareholders or on all of such matters or upon the occurrence of any specified event or condition. On our liquidation, dissolution or winding up, the holders of preferred stock may be entitled to receive preferential cash distributions fixed by our board before the holders of our common stock are entitled to receive anything. Preferred stock authorized by our board could be redeemable or convertible into shares of any other class or series of our capital stock.

The issuance of preferred stock by our board of directors could adversely affect the rights of holders of common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The issuance of preferred stock could be used to discourage or prevent efforts to acquire control of Wentworth through the acquisition of shares of Common Stock, even if a change in control were in our stockholders' interest.

We will not offer, sell or issue shares of any class of our preferred stock to any of our directors or executive officers, nor any affiliate of such persons, except:

o if the offer, sale or issuance is on the same terms as we offer such securities to all other existing stockholders or to new stockholders, or
o if the offer, sale or issuance is approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our or other independent counsel.

State Blue Sky Information

We offered the common stock for sale in the IPO only in the State of Colorado. We believe that such shares, upon release from escrow in accordance with SEC Rule 419 and once they become transferable, will be eligible for sale on a secondary market basis in other states based upon the registration of the securities in such states, a listing in Standard and Poor's or Moody's manuals, or the availability of an applicable exemption from the state's registration requirements, subject, in each case, to the exercise of the broad discretion and powers of the securities commission or other administrative bodies having jurisdiction in each state, and any changes in statutes and regulations which may occur after the date of this reconfirmation prospectus.

Transfer Agent

Corporate Stock Transfer of Denver, Colorado is the transfer agent for the Common Stock.

                                     EXPERTS


Our audited financial statements as of September 30, 2003 and for the year then ended and for the nine months ended September 30, 2002 included in this prospectus, and the registration statement of which this prospectus is a part, have been included herein in reliance on the report of Hein + Associates LLP, independent accountants, given on the authority of such firm as an expert in accounting and auditing.


                                  LEGAL MATTERS

Feldman Weinstein LLP, New York, New York, will pass upon the validity of the shares of common stock offered by the prospectus for us.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules thereto, under the Securities Act with respect to the securities sold in our IPO, and a reconfirmation prospectus on Form SB-2 with respect to the consummation of the transaction with Whitco. We have also filed this registration statement and prospectus on Form SB-2. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits filed with it. For further information with respect to us and the securities sold in our IPO, reference is made to the registration statement and to the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts, agreements and other documents filed as exhibits to the registration statement, and these statements are deemed qualified in their entirety by reference to the contract or document.

You may inspect, without charge, all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 and at the regional offices of the SEC located at 233 Broadway, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these documents may also be obtained from the SEC's Public Reference Room at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, registration statements and other filings with the SEC are publicly available through its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system, located at www.sec.gov. The registration statement, including all exhibits and schedules and amendments, has been filed with the commission through the EDGAR system.

We are subject to the reporting requirements of the Exchange Act and, in accordance with these requirements, we have and will continue to file reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing audited financial statements and other periodic reports as we deem appropriate or as may be required by law.

                          INDEX TO FINANCIAL STATEMENTS


INDEPENDENT AUDITOR'S REPORT............................................................................F-2

CONSOLIDATED BALANCE SHEET - September 30, 2003.........................................................F-3

CONSOLIDATED STATEMENTS OF OPERATIONS - For the Year Ended September 30, 2003, the Nine Months
     Ended September 30, 2002, and the Three Months Ended December 31, 2001 (unaudited).................F-4

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY - For the Nine Months Ended
     September 30, 2002 and for the Year Ended September 30, 2003.......................................F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS - For the Year Ended September 30, 2003 and the
     Nine Months Ended September 30, 2002...............................................................F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..............................................................F-7

                          INDEPENDENT AUDITOR'S REPORT


To the Shareholders
Catalyst Lighting Group, Inc.
Ft. Worth, Texas

We have audited the accompanying consolidated balance sheet of Catalyst Lighting Group, Inc. as of September 30, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended September 30, 2003 and nine months ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Catalyst Lighting Group, Inc. as of September 30, 2003 and the results of their operations and their cash flows for the year ended September 30, 2003 and for the nine months then ended, in conformity with accounting principles generally accepted in the United States of America.

HEIN + ASSOCIATES LLP

Denver, Colorado
October 31, 2003

                          CATALYST LIGHTING GROUP, INC.
                           CONSOLIDATED BALANCE SHEET


                                                                                   SEPTEMBER 30,
                                                                                       2003
                                                                                    -----------
                                 ASSETS
CURRENT ASSETS:
    Cash                                                                            $    96,591
                                                                                    -----------
    Trade receivables, less allowance for doubtful accounts of $53,892                3,380,471
    Trade receivable - related party                                                     92,305
    Inventories, net of reserve of $64,698                                            1,311,130
    Prepaid expenses and other                                                           49,502
    Deferred tax asset                                                                   47,699
                                                                                    -----------
         Total current assets                                                         4,977,698

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $58,410                      115,198

OTHER ASSETS:

    Goodwill, net of accumulated amortization of $330,151                             2,971,362
    Other                                                                                15,793
                                                                                    -----------
         Total other assets                                                           2,987,155
                                                                                    -----------

                                                                                    $ 8,080,051
                                                                                    ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

    Revolving note payable                                                          $ 2,072,522
    Current maturities of long-term debt:
        Related party                                                                   250,000
        Other                                                                           274,134
    Accounts payable                                                                  2,447,756
    Accrued commissions                                                                 587,383
    Other accrued liabilities                                                           219,553
                                                                                    -----------

         Total current liabilities                                                    5,851,348
                                                                                    -----------

LONG-TERM DEBT, less current maturities:

    Related party                                                                        70,000
    Other                                                                             1,083,989
                                                                                    -----------
         Total long-term debt                                                         1,153,989

DEFERRED TAXES                                                                          108,833
COMMITMENTS (Note 9)

STOCKHOLDERS' EQUITY:
    Preferred stock - $.01 par value; authorized 10,000,000 shares, none issued
    - Common stock - $.01 par value; authorized 40,000,000 shares,
       3,391,368 shares issued and outstanding                                           33,914
    Additional paid-in capital                                                        1,454,984
    Accumulated deficit                                                                (523,017)
                                                                                    -----------
         Total stockholders' equity                                                     965,881

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $ 8,080,051
                                                                                    ===========

              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                          CATALYST LIGHTING GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                      FOR THE NINE      FOR THE THREE
                                                                    FOR THE YEAR      MONTHS ENDED      MONTHS ENDED
                                                                  ENDED SEPTEMBER     SEPTEMBER 30,     DECEMBER 31,
                                                                      30, 2003            2002               2001
                                                                    ------------      ------------      ------------
                                                                                                          (unaudited)
NET SALES                                                           $ 15,758,570      $ 10,243,036      $  3,637,142
COST OF SALES                                                         10,834,944         7,169,790         2,366,096
                                                                    ------------      ------------      ------------

GROSS MARGIN ON SALES                                                  4,923,626         3,073,246         1,271,046
GENERAL, SELLING AND ADMINISTRATIVE EXPENSES:
    General, selling and administrative expenses, other                4,934,542         2,700,835           961,867
    Amortization of goodwill                                                  --                --            57,449
                                                                    ------------      ------------      ------------
         Total general, selling and administrative expenses            4,934,542         2,700,835         1,019,316
                                                                    ------------      ------------      ------------

INCOME (LOSS) FROM OPERATIONS                                            (10,916)          372,411           251,730

OTHER EXPENSE:
    Reverse merger costs                                                 606,621                --                --
    Interest expense                                                     326,844           224,677            71,048
                                                                    ------------      ------------      ------------

INCOME (LOSS) FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES         (944,381)          147,734           180,682

PROVISION FOR INCOME TAXES                                               (61,134)               --                --
                                                                    ------------      ------------      ------------

NET INCOME (LOSS)                                                   $ (1,005,515)     $    147,734      $    180,682
                                                                    ------------      ============      ============

PRO FORMA INCOME TAX AND NET INCOME (LOSS):
    Net income (loss) before pro forma income taxes                 $ (1,005,515)     $    147,734      $    180,684
    Pro forma income tax benefit (expense)(unaudited)                    214,000           (58,000)          (68,000)
                                                                    ------------      ------------      ------------

PRO FORMA NET INCOME (LOSS) (unaudited)                             $   (791,515)     $     89,734      $    112,682
                                                                    ============      ============      ============

NET INCOME (LOSS) PER COMMON SHARE:
    Basic                                                           $       (.34)     $        .04      $        .04
                                                                    ============      ============      ============
    Diluted                                                         $       (.34)     $        .04      $        .04
                                                                    ============      ============      ============

PRO FORMA NET INCOME (LOSS) PER COMMON SHARE (unaudited):
    Basic                                                           $       (.27)     $        .03      $        .03
                                                                    ============      ============      ============
    Diluted                                                         $       (.27)     $        .03      $        .03
                                                                    ============      ============      ============

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
    Basic                                                           $  2,971,242      $  3,415,298      $  4,020,567
                                                                    ============      ============      ============
    Diluted                                                         $  2,971,242      $  3,415,298      $  4,020,567
                                                                    ============      ============      ============

              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                          CATALYST LIGHTING GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002, AND
                      FOR THE YEAR ENDED SEPTEMBER 30, 2003

                                                              COMMON STOCK         ADDITIONAL
                                                     --------------------------      PAID-IN        RETAINED       STOCK-HOLDERS'
                                                       SHARES         AMOUNT         CAPITAL        EARNINGS         EQUITY
                                                     -----------    -----------    -----------     -----------     -----------
BALANCE, January 1, 2002                               4,020,567    $    40,206    $ 1,159,794     $   334,764     $ 1,534,764

    Sale of equity interest                            1,460,806         14,608        640,392              --         655,000
    Redemption of equity interest                     (2,680,378)       (26,804)    (1,173,196)             --      (1,200,000)
    Net income                                                --             --             --         147,734         147,734
                                                     -----------    -----------    -----------     -----------     -----------

BALANCE, September 30, 2002                            2,800,995         28,010        626,990         482,498       1,137,498

    Issuance of shares in reverse merger                 200,000          2,000         (1,200)             --             800
    Common stock issued for services                     200,000          2,000        386,000              --         388,000
    Retirement of long term debt by conversion to
       equity interest                                   190,373          1,904        373,096              --         375,000
    Warrants issued as consideration for debt                 --             --         70,098              --          70,098
    Net loss                                                  --             --             --      (1,005,515)     (1,005,515)
                                                     -----------    -----------    -----------     -----------     -----------

BALANCE, September 30, 2003                            3,391,368    $    33,914    $ 1,454,984     $  (523,017)    $   965,881
                                                     ===========    ===========    ===========     ===========     ===========

              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                          CATALYST LIGHTING GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEAR             NINE
                                                                              ENDED        MONTHS ENDED
                                                                          SEPTEMBER 30,    SEPTEMBER 30,
                                                                              2003             2002
                                                                           -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                                      $(1,005,515)     $   147,734
    Adjustments to reconcile net income (loss) to net cash provided by
         (used in) operating activities:
             Amortization of debt discount                                      35,449               --
             Loss on sale of property and equipment                             17,768               --
             Depreciation and amortization                                      29,648           31,182
             Common stock issuance for services                                388,000               --
             Allowance for bad debt                                                 --           32,406
             Change in operating assets and liabilities:
                 Trade receivables, related and other                       (1,192,666)        (813,817)
                 Inventories                                                  (459,097)          34,068
                 Prepaid expenses and other                                    (29,473)          21,938
                 Deferred taxes current                                        (47,699)              --
                 Other assets                                                    2,018               --
                 Deferred taxes long term                                      108,833               --
                 Accounts payable                                            1,151,820          720,595
                 Other accrued liabilities                                     103,393          223,004
                                                                           -----------      -----------
         Net cash provided by (used in) operating activities                  (897,521)         397,110
                                                                           -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Cash assumed in acquisition                                                 45,000               --
    Purchase of property and equipment                                         (28,740)         (74,307)
                                                                           -----------      -----------
         Net cash used in investing activities                                  16,260          (74,307)
                                                                           -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in revolving note payable                          985,497          (99,276)
    Proceeds from issuance of long-term debt                                        --          546,000
    Payments on short-term and long-term notes payable                          (7,645)        (224,527)
    Sale of ownership interest                                                      --          655,000
    Redemption of equity interest                                                   --       (1,200,000)
                                                                           -----------      -----------
         Net cash provided by (used in) financing activities                   977,852         (322,803)
                                                                           -----------      -----------

NET CHANGE IN CASH                                                              96,591               --
CASH, at beginning of period                                                        --               --
                                                                           -----------      -----------
CASH, at end of period                                                     $    96,591      $        --
                                                                           ===========      ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for:
         Interest                                                          $   326,020      $   240,692
                                                                           ===========      ===========
SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

    Conversion of long-term debt to equity interest                        $   375,000      $        --
                                                                           ===========      ===========
    Issuance of common stock for acquisition                               $       800      $        --
                                                                           ===========      ===========

              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                          CATALYST LIGHTING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.      SUMMARY OF ACCOUNTING POLICIES:

        Nature of Operations - Catalyst Lighting Group, Inc., located in Fort Worth, Texas, sells sports and area lighting poles to distributors throughout the United States of America. See Note 2 for a description of a merger between Catalyst Lighting Group, Inc. and Whitco Company, LLP (Whitco LLP) during fiscal 2003. (Whitco LLP, prior to the merger with Catalyst Lighting Group, Inc. in August 2003 and Catalyst Lighting Group, Inc. after the merger are referred to herein as the Company.)

        Change in Year End - Effective January 1, 2002, the Company changed its year end from December 31 to September 30.

        Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Whitco Company ("Whitco"). All significant intercompany accounts and transactions have been eliminated in consolidation.

        Liquidity and Basis of Presentation - At September 30, 2003, the Company had a working capital deficit of $873,651. The Company also incurred a net loss for fiscal 2003 of $1,005,515, and was not incompliance with its debt covenants as of September 30, 2003, as described in Note 4.
        The bank could therefore require repayment on its note.

        Management of the Company believes that many of the costs incurred in fiscal 2003 related to the merger with Wentworth III will not be incurred in the future and that the Company will return to profitability. The Company also believes its bank will not call its note in a manner which would adversely affect the Company. The Company is also pursuing additional equity through a public offering of its common stock. The proceeds will be used to pay down subordinated debt, provide working capital, and product development. If the Company does not raise additional equity capital sufficient to provide for positive working capital and is unable to return in the near term to profitability, it may be required to curtail future operations and/or liquidate assets or enter into credit arrangements on less than favorable terms than would normally be expected, to provide for future liquidity.

        Inventories - Inventories are stated at the lower of cost or market, determined under the first-in, first-out method.

        Cost of Sales - Cost of sales consists of the actual cost of purchased parts, related in-bound shipping charges and out-bound freight costs. Net freight charges totaled $205,334 and $36,466 for the year ended September 30, 2003 and the nine months ended September 30, 2002.

        Property and Equipment - Property and equipment are stated at cost. Depreciation and amortization of property and equipment is provided using the modified straight-line method over the following estimated useful lives:

                Office furniture, machinery and equipment        7 years

                          CATALYST LIGHTING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Depreciation expense for the year ended September 30, 2003 and for the nine months ended September 30, 2002 was $29,650 and $23,910, respectively. Maintenance, repairs and renewals which neither materially add to the value of property and equipment nor appreciably prolong its life are charged to operations as incurred. Gains or losses on disposals of property and equipment are included in income.

        Impairment of Long-Lived Assets - Management of the Company assesses impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the net carrying value exceeds the net cash flows, then impairment will be recognized to reduce the carrying value to the estimated fair value.

        Goodwill - Beginning January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 (SFAS 142) "Goodwill and Other Intangible Assets," and as a result ceased amortizing goodwill. The Company tests goodwill for impairment annually (in the fourth quarter) or on an interim basis if an event or circumstance occurs between the annual tests that may indicate impairment of goodwill. Impairment of goodwill will be recognized in operating results in the period it is identified.

        The Company completed the goodwill impairment test required by SFAS 142 as of September 30, 2003 and no impairment charges were necessary. In completing this assessment, the Company compared the estimated fair value to the current carrying value of goodwill. The fair value was derived using an income based analysis using an average EBIT (earnings before interest and taxes) for the two fiscal years preceding 2003 as a more representative measure of normal earnings power which excludes non-recurring expenses associated with going public.

        Income Taxes - The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized. State minimum taxes are expensed as incurred. Prior to the reverse merger between Catalyst Lighting Group, Inc. (formerly Wentworth III, Inc.) and Whitco Company, LLP (see Note 2), income taxes related to Whitco Company, LLP were generally the responsibility of the members. The Company has included unaudited estimated pro forma taxes as if Whitco LLP was a C-corporation prior to its merger with Wentworth III and the resulting pro forma net income
        (loss) in the statements of operations.

        Concentrations of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. The Company grants credit to distributors of sports and area lighting poles located throughout the United States of America.

                          CATALYST LIGHTING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        Receivables and Credit Policies - Trade receivables consist of uncollateralized customer obligations due under normal trade terms requiring payment within 30 days of the invoice date, with the exception of certain OEM customers who mandate extended terms. Past due receivables do not bear interest. Payments on trade receivables are applied to the earliest unpaid invoices. Management reviews trade receivables periodically and reduces the carrying amount by a valuation allowance that reflects management's best estimate of the amount that may not be collectable.


        Use of Estimates - In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Cash Equivalents - For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. There were no cash equivalents at September 30, 2003.

        Revenue Recognition - The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), as amended by SAB 101A and 101B. SAB 101 requires that four basic criteria must be met before revenue can be recognized:
        (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Company product is made to customer or industry specifications at an agreed upon price as typically specified in the customer purchase order. Title passes to the customer at the point of shipment along with all the risks and rewards of ownership. Customers receive a one-year product warranty for defects in materials and workmanship providing repair or replacement or refund of purchase price. The Company provides an accrual as a reserve for potential warranty costs, which historically have not been significant.


        Stock-Based Compensation - The Company accounts for stock-based compensation for employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for options granted to employees is measured as the excess, if any, of the market price of the Company's common stock at the measurement date (generally, the date of grant) over the amount an employee must pay to acquire the common stock.

        In October 1995, the Financial Accounting Standards Board issued a new statement titled Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 requires that options, warrants, and similar instruments which are granted to non-employees for goods and services be recorded at fair value on the grant date. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS No. 123. The Company did not adopt SFAS No. 123 to account for stock-based compensation for employees but is subject to the pro forma disclosure requirements.

                          CATALYST LIGHTING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        SFAS No. 123 requires the Company to provide pro forma information regarding net income as if compensation costs for the Company's option plans and other awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each award at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions:



                                                 September 30,   September 30,
                                                     2003            2002
                                                 -------------   -------------
          Dividend yield                                  0%            0%
          Volatility**                                    0%            0%
          Risk free interest rate                      3.83%         3.61%
          Expected life                            10 years      10 years


                ** Volatility is assumed to be 0% for options issued to employees prior to the Company going public in a reverse merger (see Note 2)


        Under the accounting provisions of SFAS No. 123, there was no effect to the Company's net income for the year ended September 30, 2003 and the nine months ended September 30, 2002.

        Net Income (Loss) Per Share - Basic earnings per share (EPS) is calculated by dividing the income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company currently has no dilutive securities.

        Interim Financial Information - The accompanying interim financial information for the three months ended December 31, 2001 has been taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary to fairly present the results of operations of the Company for the three months ended December 31, 2001.

        Comprehensive Income (Loss) - Comprehensive income is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries and unrealized gains (losses) on available-for-sale securities. During the periods presented, the Company's comprehensive loss was the same as its net loss.

                          CATALYST LIGHTING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        Impact of Recently Issued Accounting Pronouncements - In December 2002, the FASB issued Statements of Financial Accounting Standards No.148, Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement 123 (SFAS 123). For entities that change their accounting for stock-based compensation from the intrinsic method to the fair value method under SFAS 123, the fair value method is to be applied prospectively to those awards granted after the beginning of the period of adoption (the prospective method). The amendment permits two additional transition methods for adoption of the fair value method. In addition to the prospective method, the entity can choose to either (i) restate all periods presented (retroactive restatement method) or (ii) recognize compensation cost from the beginning of the fiscal year of adoption as if the fair value method had been used to account for awards (modified prospective method). For fiscal years beginning December 15, 2003, the prospective method will no longer be allowed. The Company currently accounts for its stock-based compensation using the intrinsic value method as proscribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and plans on continuing using this method to account for stock options, therefore, it does not intend to adopt the transition requirements as specified in SFAS 148. The Company has adopted the new SFAS 148 disclosure requirements of SFAS 148 in these financial statements.


        In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("FAS 150"). FAS 150 requires that three classes of freestanding financial statements that embody obligations for entities be classified as liabilities. Generally, FAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of FAS 150 did not have a material impact on its financial position or results of operations.

        The FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, in November 2002 and FIN No. 46, Consolidation of variable Interest Entities, in January 2003. FIN No. 45 is applicable on a prospective basis for initial recognition and measurement provisions to guarantees issued after December 2002; however, disclosure requirements are effective immediately. FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee and expands the required disclosures to be made by the guarantor about its obligation under certain guarantees that it has issued. The adoption of FIN No. 45 did not have a material impact on the Company's financial position or results of operations. FIN No. 46 requires that a company that controls another entity through interest other than voting interest should consolidate such controlled entity in all cases for interim periods beginning after June 15, 2003. The adoption of FIN No. 46 did not have a material impact on its financial position or results of operations.

                          CATALYST LIGHTING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



2.      REVERSE MERGER WITH WHITCO LLP:

        Effective August 27, 2003, Wentworth III merged with Whitco LLP, a privately held Texas-based manufacturer and marketer of steel outdoor lighting pole structures. Whitco LLP completed the merger to become a publicly reporting entity to pursue acquisitions and other strategic opportunities as well as raise capital from the public markets. Whitco LLP's management and board assumed significant majority control of Wentworth III through a merger structure whereby Whitco LLP became a wholly-owned subsidiary of Wentworth III, Inc. Subsequent to the merger, Wentworth III changed its name to Catalyst Lighting Group, Inc. For financial statement purposes, this transaction has been treated as a reverse merger, whereby Whitco LLP is considered the acquiring company. 200,000 shares of the Company's common stock were effectively issued to the shareholders of Wentworth III in the merger. The ownership units of Whitco LLP outstanding prior to the merger have been converted to common stock and treated as outstanding as of the beginning of the periods presented. The results of operations of Catalyst Lighting Group, Inc. are included in the Consolidated Statements of Operations for the period from August 28, 2003 to September 30, 2003.

        As a result of the reverse merger with a shell company, the value assigned to the assets and liabilities was their fair value, which approximated its historical basis. The following table summarizes the values of the tangible assets and liabilities assumed at August 27, 2003, the date of acquisition:



        Cash                                                     $45,000
        Current liabilities                                      (45,000)
                                                                 -------

        Net assets acquired                                      $    --
                                                                 =======


        Keating Investments, LLC ("KI") is a Colorado state registered investment advisor and owns 89% of Keating Securities, LLC ("KS"), a registered broker-dealer. In connection with the reverse merger, KS received an investment banking fee, part of which has been paid through the issuance of 200,000 shares of the Company's common stock. The son of a shareholder and director of the Company is the Managing Member of, and holds a 60% interest in KI. There is currently no signed agreement between KI and the Company. However, KI has been engaged by and is representing the Company as its investment banker.

                          CATALYST LIGHTING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        Pro Forma Combined Results of Operations - The following pro forma combined results of operations for the twelve and nine months ended September 30, 2003 and 2002, respectively, have been prepared as though the reverse merger with Whitco LLP had occurred as of the beginning of the periods presented. This pro forma financial information does not purport to be indicative of the results of operations that would have been attained had the acquisitions been made as of January 1, 2002 and October 1, 2002 or of results of operations that may occur in the future:

---------------------------------------------------------------------------------------------------
                                                                     For the Nine      For the Nine
                                                                     Months Ended      Months Ended
                                                                     September 30,     September 30,
                                                                        2003               2002
---------------------------------------------------------------------------------------------------
                                                                      (unaudited)       (unaudited)
---------------------------------------------------------------------------------------------------
        Net sales                                                    $ 15,758,571      $ 10,243,036
---------------------------------------------------------------------------------------------------
        Net income (loss) before pro forma income tax                  (1,027,962)          144,883
---------------------------------------------------------------------------------------------------
        Net income (loss) after pro forma income tax                     (805,634)           87,941
---------------------------------------------------------------------------------------------------
        Income  (loss)  per  share  (diluted)  before  pro forma            (0.35)             0.04
           income tax
---------------------------------------------------------------------------------------------------
        Income  (loss)  per  share  (diluted)  after  pro  forma
           income tax                                                       (0.27)             0.03
---------------------------------------------------------------------------------------------------


3.      INVENTORIES:

        Inventories are comprised of the following:


--------------------------------------------------------------------------------
                                                         September 30, 2003
--------------------------------------------------------------------------------
        Raw materials                                       $ 1,096,952
--------------------------------------------------------------------------------
        Work in process                                         238,098
--------------------------------------------------------------------------------
        Finished goods                                           40,778
--------------------------------------------------------------------------------
                                                              1,375,820
--------------------------------------------------------------------------------
        Less reserve                                            (64,698)
                                                            -----------
--------------------------------------------------------------------------------
                                                            $ 1,311,130
                                                            -----------
--------------------------------------------------------------------------------

4.      REVOLVING NOTE PAYABLE:

        The Company has a revolving credit agreement with a bank which bears interest at the bank's prime rate plus 1.50% (totaling 5.5% at September 30, 2003) which enables the Company to borrow up to the lesser of $2,000,000 or the aggregate of 80% of eligible accounts receivable and 50% of eligible inventory as defined by the agreement. Borrowings outstanding on the revolving loan were $2,072,522 at September 30, 2003, which exceeded the borrowing limit.

                          CATALYST LIGHTING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        Borrowings under the revolving credit agreement are collateralized by essentially all assets of the Company including accounts receivable and inventory. The agreement requires the Company to maintain certain financial covenants which include tangible net worth, cash flow coverage and debt ratios as defined in the agreement. As of September 30, 2003, the Company was not in compliance with certain financial covenants, whereby enabling the lender to call the note on demand. The lender is aware of this non-compliance and the Company does not believe its lender will initiate any action which would be detrimental to the Company's liquidity situation. The agreement also limits the amount of additional third-party borrowings the Company can obtain and the amount of distributions the Company can pay stockholders. The agreement is subject to annual review by the lender who has the right to terminate or change any of the terms and conditions of the agreement.


5.      LONG-TERM DEBT:



        Long-term debt at year end consists of the following:
       ------------------------------------------------------------------------------------------------------------------
                                                                                                           September 30,
                                                                                                                2003
       ------------------------------------------------------------------------------------------------------------------
       Noninterest-bearing note payable to an individual, discounted at 6.3%
       (unamortized discount of $38,517 at September 30, 2003),
       payable in annual installments of $217,851 (a).                                                      $   397,183
       ------------------------------------------------------------------------------------------------------------------
       Noninterest-bearing note payable to an individual,  discounted at 6.22% (unamortized discount
       of $13,462 at September 30, 2003), payable in monthly installments of $7,375 (a).                        146,389
       ------------------------------------------------------------------------------------------------------------------
       Note payable to an entity,  principal due July 31,  2005, interest payable monthly at a fixed
       rate of 15% (b).                                                                                         700,000
       ------------------------------------------------------------------------------------------------------------------
       Subordinated note payable to a former owner of Whitco LLP, due April 30, 2007, rate 15%, unsecured.      150,000
       ------------------------------------------------------------------------------------------------------------------
       Note  payable to an entity  related  to a  stockholder,  principal  and 10%  interest  due on
       January 7, 2004 (unamortized discount of $35,449 at September 30, 2003) (c).                             214,551
       ------------------------------------------------------------------------------------------------------------------
       Subordinated note payable to a stockholder, due April 30, 2007, rate 15%, unsecured.                      20,000
       ------------------------------------------------------------------------------------------------------------------
       Subordinated note payable to a stockholder, due April 30, 2007, rate 15%, unsecured.                      50,000
                                                                                                            -----------
       ------------------------------------------------------------------------------------------------------------------
                                                                                                              1,678,123
       ------------------------------------------------------------------------------------------------------------------
       Less current maturities                                                                                 (524,134)
                                                                                                            -----------
       ------------------------------------------------------------------------------------------------------------------
                                                                                                            $ 1,153,989
       ------------------------------------------------------------------------------------------------------------------

                          CATALYST LIGHTING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (a) Notes are collateralized by all assets of the Company. The security interest in inventory and accounts receivable is subordinated to the revolving bank note and the security interest in all assets is subordinated to notes marked as (b).

       (b) Notes are collateralized by all assets of the Company but are subordinated to the revolving bank note.

       (c) On August 6, 2003, Whitco Company LLP received a bridge loan of $250,000 from Keating Reverse Merger Fund ("Lender"). In consideration for the note, the Company agreed to issue warrants for the purchase of up to 125,000 shares (the "Warrant Shares") of the common stock of the Company upon consummation of the Merger at a price of $2.00 per Warrant Share. The agreement carries certain rights to repay the note early following any capital raised by the company. KI is the investment advisor and managing member of the Lender. Additionally, the KI Principal is an investor in the Lender.


        Aggregate annual maturities of long-term debt at September 30, 2003, not including the related discounts, are as follows:


---------------------------------------------------------------------------
              2004                                            $  567,879
---------------------------------------------------------------------------
              2005                                               977,672
---------------------------------------------------------------------------
              2006                                                    --
---------------------------------------------------------------------------
              2007                                               220,000
                                                              ----------
---------------------------------------------------------------------------
                                                              $1,765,551
                                                              ==========
---------------------------------------------------------------------------

        During the year ended September 30, 2003 and the nine months ended September 30, 2002, the Company had $33,416 and $27,875, respectively, of accrued interest expense on notes due to related parties.

6.      MAJOR CUSTOMERS, MAJOR SALES AGENCIES AND SIGNIFICANT CONCENTRATIONS:

        During the year ended September 30, 2003 and the nine months ended September 30, 2002, one customer accounted for more than 10% of the Company's sales, totaling 16% and 14%, respectively. The Company grants lighting agencies the exclusive right to sell the Company's products in given geographical locations. During the year ended September 30, 2003 and the nine months ended September 30, 2002, one agency accounted for more than 10% of the Company's sales, totaling 16% and 10%, respectively.

        During the year ended September 30, 2003 and the nine months ended September 30, 2002, 45% and 45% of the Company's material and assembly purchases of lighting poles were from two vendors. Although there are multiple vendors with which the Company could enter into agreements, the deterioration or cessation of either relationship could have a material adverse effect, at least temporarily, on the Company as it attempts to negotiate agreements with other manufactures of lighting poles. Accounts payable to these two vendors were $1,060,484 as of September 30, 2003.

                          CATALYST LIGHTING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.      STOCKHOLDERS' EQUITY:


        Equity Transactions - The Company's Certificate of Incorporation authorizes the issuance of 50,000,000 shares of stock. They are divided into 10,000,000 shares of preferred stock and 40,000,000 shares of common stock. At September 30, 2003, none of the preferred stock has been issued. However, such preferred shares may later be issued in such series with whatever preferences as may be determined by the Board of Directors.

        Pursuant to a redemption in May 2002, the Company effectively purchased 1,460,806 shares of common stock for $1,200,000 from two of the three owners. To finance the redemption, the Company issued 1,460,806 common shares for $655,000 and $545,000 in notes payable to the then remaining owner, persons related to him and a limited number of new investors. The change in ownership, however, did not result in a change in control or management; therefore all transactions were recorded at cost.


        See Notes 2 and 5 for additional equity transactions.


         Option Plans - In June 2000, the Company began issuing options for the purchase of common stock to certain key employees. Due to the reverse merger with Wentworth III, all options previously reported in units have been converted into options for the purchase of common stock. Approximately 808,632 options have been issued through September 30, 2003 and there remains 691,368 options that can be issued under the plan.


        Following is a summary of option activity:


                                                                  Range of              Weighted
                                          Employee             Exercise Prices          Average
                                           Options        -------------------------     Exercise
                                         Outstanding        Low            High          Price
                                         ----------      ----------     ----------     ----------
        Balances, January 1, 2002         1,005,142      $      .30     $      .30     $      .30

             Granted                        338,397             .86            .86            .86
             Terminated/Canceled           (653,342)            .30            .30            .30
                                         ----------      ----------     ----------     ----------

        Balances, September 30, 2002        690,197             .30            .86            .58

            Granted                         118,435             .86            .86            .86
                                         ----------      ----------     ----------     ----------

        Balances, September 30, 2003        808,632      $      .30     $      .86     $      .62
                                         ==========      ==========     ==========     ==========

        Vested options                      552,657      $      .30     $      .86     $      .51
                                         ==========      ==========     ==========     ==========

                          CATALYST LIGHTING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        If not previously exercised, options expire as follows:


                                                                      Weighted
                                                                      Average
             Year Ending                             Number of        Exercise
             September 30,                            Shares          Price
             -------------                           ---------      ----------
                  2010                                423,836         $  .40
                  2011                                 75,386            .86
                  2012                                309,410            .86
                                                     --------
                                                      808,632
                                                     ========


        All options were granted at exercise prices that approximated market on the dates of the grant. The weighted average per share fair value of options granted during fiscal year 2003 and 2002 was $.86 and $.86.

        Stock Purchase Warrants - The Company has granted warrants, which are summarized as follows for the year ended September 30, 2003:



                                                                             Weighted
                                                                              Average
                                                              Warrants       Exercise
                                                            Outstanding       Price
                                                            -----------     ----------
          Balances, September 30, 2002                                --     $     --

                 Granted                                         125,000         2.00
                 Exercised                                            --           --
                                                             -----------     --------

             Balances, September 30, 2003                        125,000     $   2.00
                                                             ===========     ========

        Warrants outstanding at September 30, 2003 have an exercise price of $2.00 and expire on July 7, 2008. As warrants were granted as additional consideration for the issuance of debt, the Company recorded a discount of $70,898. A total of $35,499 was amortized to interest expense during the year ended September 30, 2003.


8.      RELATED PARTY TRANSACTIONS:


        During the year ended September 30, 2003 and the nine months ended September 30, 2002, the Company paid $60,800 and $24,000, respectively, for accounting and administrative services to an entity related through common ownership through May 2002.

                          CATALYST LIGHTING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        During the year ended September 30, 2003 and the nine months ended September 30, 2002, the Company had sales of $423,760 and $266,580, respectively, to an entity whose principal owner is the brother of an employee of the Company. Accounts receivable from this related entity were $92,305 at September 30, 2003.

        See Notes 2, 5 and 11 for other related party transactions.

9.      COMMITMENTS:

        The Company leases a facility and equipment under operating leases expiring at various dates through 2005.

        The future minimum payments required under these operating leases are as follows:



          Year Ending
          September 30,
               2004                                                 $  16,086
               2005                                                    10,590
                                                                    ---------

                                                                    $  26,676
                                                                    =========

        Rent expense for the year ended September 30, 2003 and the nine months ended September 30, 2002 was $46,882 and $39,364, respectively.

10.     INCOME TAXES:


        The Company has a net operating loss carryforward of approximately $12,000 available to offset taxable income through the years 2021 and 2022. A portion of the net operating loss may be subject to Section 382 limitations.

                          CATALYST LIGHTING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        The components of the net deferred tax assets and liabilities recognized as of September 30, 2003 are as follows:

        Deferred tax assets (liabilities):
                 Current -
                          Allowance for bad debts                    $  20,000
                          Inventory reserve                             24,000
                          Warranty reserve                               4,000
                                                                     ---------
                          Current net deferred tax assets            $  48,000
                                                                     =========
                 Non-current -
                          Net operating loss carryforwards               4,000
                          Property and equipment                       (22,000)
                          Goodwill and intangibles                     (91,000)
                                                                     ---------

                          Net non-current deferred tax liability     $(109,000)
                                                                     =========


        The difference between income taxes and the provision for income taxes for the year ended September 30, 2003 relates to the following:

        ------------------------------------------------------------------------------
        Benefit provision at federal statutory rate                          $(321,000)
        ------------------------------------------------------------------------------
        State income tax benefit, net of Federal income tax benefit            (30,000)
        ------------------------------------------------------------------------------
        Non-deductible legal fees associated with merger                       185,000
        ------------------------------------------------------------------------------
        Tax effects of Whitco LLP losses prior to merger                       161,000
        ------------------------------------------------------------------------------
        Other                                                                   66,134
        ------------------------------------------------------------------------------
                                                                             $  61,134
        ------------------------------------------------------------------------------


11.      SUBSEQUENT EVENTS:


        The Company is in the process of filing a registration statement with the Securities and Exchange Commission for the sale of up to 1,200,000 shares of common stock at $2.50 per share in a self-underwritten offering (the Offering). The Company may engage broker-dealers to assist with the offering and may receive up to a 10% cash placement fee, a 3% expense allowance of securities placed by such broker dealer in the Offering and five-year common stock purchase warrants entitling such broker-dealer to purchase up to 10% of the securities sold by such broker-dealer in the Offering, at an exercise price of 125% of the per share price of the Offering.

        Keating Investments was the investment advisor for the reverse merger and will be receiving an investment banking fee of $100,000, which is due in 10 monthly payments of $10,000 but it is not accrued as it is contingent upon the Company's common stock trading on the Over-the-Counter Bulletin Board, (b) a 10% cash placement fee and 3% expense allowance of securities placed by KI in the offering.

                          Catalyst Lighting Group, Inc.



This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create an implication that the information herein is correct as of any time subsequent to the date of the Prospectus.



Until January 15, 2004 (ninety days after the date funds and securities are released from the escrow account pursuant to Rule 419), all dealers effecting transactions in the registered securities, whether or not participating in the distribution thereof, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

The following certificate of incorporation and statute provisions are the only charter and statute provisions, by-laws, contracts or other arrangements known to the registrant that insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

         Article SEVENTH of the registrant's certificate of Incorporation provides that:

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or
(iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director prior to such amendment.

         Section 145 of the Delaware General Corporation Law ("GCL"), provides that:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

Item 25.  Other Expenses of Issuance and Distribution.



Type of Expense                                               Amount of Anticipated Expense
---------------                                               -----------------------------
Legal fees ...............................................              $40,000*
Accounting fees ..........................................               20,000*
Printing costs ...........................................                1,500*
Transfer agent fee .......................................                4,500
Miscellaneous fees and expenses ..........................                9,000*
                                                                        -------
     Total expenses ......................................              $75,000
                                                                        =======


----------
* Estimated

Item 26.  Recent Sales of Unregistered Securities.

On October 9, 2001, Kevin R. Keating, our former President and Chief Financial Officer, and currently a director, purchased 90,000 shares of common stock for $.05 per share, or an aggregate of $4,500. These securities were sold pursuant to an exemption from the securities laws pursuant to Section 4(2) of the Securities Act of 1933.

Whitco Company, L.L.P.:

On May 1, 2002, the partnership interests of two of the three then-existing partners of Whitco Company, L.L.P. were purchased for a total of $1.2 Million. A total of 436 2/3 partnership units (1,463,040 equivalent common shares) were sold for $655,000, at a price per partnership unit of $1,500, and $545,000 in subordinated debt. There were no underwriters or commissions paid with respect to this or any other transaction set forth in this Item 26. These securities were sold pursuant to an exemption from the securities laws pursuant to Section 4(2) of the Securities Act of 1933, as the offering of partnership interests was to a limited number of offerees made without general solicitation in a non-public offering. Further, these securities were exempted from the registration requirements pursuant to the safe harbor of Regulation D, as Whitco also had a reasonable belief all investors were "accredited", based on the subscription agreements executed by each investor. Additionally, each investor made a representation they were accredited investors under Rule 501(a) and that they had the necessary sophistication to be able to fend for themselves. The following tables set out the purchase price and amount of partnership units and subordinated debt issued with respect to this transaction:



PARTNERSHIP UNITS ISSUED:

                                             Total Purchase        Partner Units         Equivalent Common Stock
Name                                            Amount               Purchased          based on merger exchange
----                                            ------               ---------          -------------------------
Celestine C. Depenbusch                     $       200,000            133 1/3            446,729

Larry D. Doskocil, Trustee of the
Larry D. Doskocil Living Trust

UAD February 20, 1986, as amended           $       250,000            166 2/3            558,412

John and Jacqueline Middelkamp, JTWROS      $        50,000             33 1/3            111,683

June M. Ochsner, Trustee of the June M
Ochsner Revocable Trust dated
October 21, 1997                            $        50,000             33 1/3            111,683

Dennis H. Depenbusch                        $         1,500                  1              3,350

Dennis H. Depenbusch and Darcilyn

H. Depenbusch as co-trustees, or their
successors in trust, of the Dennis
H. Depenbusch Revocable Trust, dated
December 21, 1998                           $       103,500                 69            231,183


Subordinated Debt Issued:

Name                                             Total        Expiration Date          Interest Rate
----                                             -----        ---------------          -------------
Larry D. Doskocil, Trustee of the Larry
D. Doskocil Living Trust UAD February
20, 1986, as amended                          $  250,000        May 1, 2004                 15%

                                              $   20,000        May 1, 2007                 15%

James K. "Kip" Pritchard                      $  150,000        May 1, 2007                 15%

Dennis H. Depenbusch and Darcilyn
H. Depenbusch as co-trustees, or
their successors in trust, of the Dennis
H. Depenbusch Revocable Trust,
Dated December 21, 1998                       $   75,000        May 1, 2007                 15%

Jacqueline N. Middelkamp                      $   50,000        May 1, 2007                 15%


On January 31, 2003, all subordinated debt holders were offered the opportunity to convert such debt into partnership units. These securities were sold pursuant to an exemption from the securities laws pursuant to Section 4(2) of the Securities Act of 1933, as the offering of partnership interests was to a limited number of offerees with an ongoing relationship with Whitco and its management, made without general solicitation in a non-public offering. The following table sets out those note holders who chose to convert from debt to equity:

                                                            Partnership         Equivalent
Name                                          Total         Units Issued        Common Stock

Celestine C. Depenbusch                      $ 50,000           7.56               25,330

Larry D. Doskocil, Trustee of
the Larry D. Doskocil Living
Trust UAD February 20,
1986, as amended                             $250,000          37.78              126,581

Dennis H. Depenbusch
and Darcilyn H. Depenbusch
as co-trustees, or their
successors in trust, of the
Dennis H. Depenbusch
Revocable Trust,
dated December 21, 1998                      $ 75,000          11.48               38,462


Additionally, Whitco granted a total of 241.3485 (808,632 equivalent options in the merger exchange) qualified options to five employees of Whitco, giving each employee options to purchase partnership units of Whitco. There were no underwriters, discounts or commissions paid in connection with the granting of such options. Whitco did not receive any compensation for the granting of such options as all options were issued in consideration for the option holder's employment with Whitco. However, all options were exercisable for cash consideration as set forth below. None of the options have been exercised, but all were converted on August 27, 2003 to options to purchase our common stock pursuant to the Securities Exchange Agreement with Whitco. All options were issued without registration in reliance on one or more of the following exemptions: Rule 701 and Section 4(2) of the Securities Act of 1933. Below is a chart setting forth all such issuances:


                                                    Vesting
                                                Partnership Units   Exercise                           Exercise
                        Issue                   Granted Pursuant   Price Per    Vesting Eqivalent     Price Per
Name                     Date         Period        to Option          Unit    Common Stock Options  equivalent option
----                     ----         ------        ---------          ----    --------------------     -----
Kip Pritchard          6/30/00             0         104.5         $   1,000         350,125         $     .30
Kip Pritchard          6/30/00             0            .5         $   1,000           1,675         $     .86
Mark Wendt (a)         6/30/00                                       5 years           104.5         $   1,000
Tom Lach              10/30/00       5 years            22         $   2,913          73,710         $     .86
Kevin Medlin           10/1/01       5 years            22         $   2,916          73,710         $     .86
Henry Glover            1/1/02       5 years            57         $   2,916         190,977         $     .86
Henry Glover          12/31/02             0          17.5         $   2,890          58,633         $     .86
Tom Lach              12/31/02             0             7         $   2,890          23,453         $     .86
Kevin Medlin          12/31/02             0             7         $   2,890          23,453         $     .86
Ben Mosqueda          12/31/02             0           3.5         $   2,890          11,727         $     .86

(a) Mr. Wendt is no longer an employee of Whitco. He did not purchase any partnership units while employed and all options, vested and unvested, terminated ninety (90) days after his termination as an employee of Whitco.

EXHIBITS

Item 27.  Exhibits and Financial Statement Schedules.


    **   3.1        Certificate of Incorporation
    **   3.2        By-Laws
    **   4.1        Specimen Certificate of Common Stock
    **   4.2        Escrow Agreement
     *   4.3        Form of Subscription Agreement
     *   5.1        Opinion of Feldman Weinstein LLP
    **   10.1       Securities Exchange Agreement, dated as of February 12, 2003 by Wentworth III, Inc. and Whitco Company, L.L.P.
     *   10.2       Form of Placement Agent Agreement
     *   23.1       Consent of Hein & Associates LLP
   ***   23.5       Consent of Feldman Weinstein LLP

   -----------
   * Filed herewith
  ** Previously filed.
 *** Incorporated in Exhibit 5.1

Item 28. Undertakings.

         The registrant hereby undertakes:

(1) To file, during any period in which if offers or sells securities, a post-effective amendment to this registration statement to:

              (a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (c) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Act, to treat each post-effective amendment, including those that contain a form of prospectus, as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering of those securities.

(3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) To, if registering securities under Rule 415 of the Securities Act of 1933, as amended, file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of such offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in the City of Fort Worth, State of Texas, on December 5, 2003


                              CATALYST LIGHTING GROUP, INC.

                              By: /s/ Dennis H. Depenbusch
                                  ---------------------------
                                  Dennis H. Depenbusch, Chief Executive Officer and Principal Executive Officer


                                POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dennis H. Depenbusch, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith and (iii) take any and all actions that may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of December 5, 2003:


         /s/ Dennis H. Depenbusch
         -------------------------------         Dated: December 5, 2003
         Dennis H. Depenbusch, Chief
            Executive Officer, Principal
            Executive, Financial and
            Accounting Officer


          /s/ Henry Glover
         -------------------------------         Dated: December 5, 2003
         Henry Glover, President and Director


          /s/ Kevin R. Keating
         -------------------------------         Dated: December 5, 2003
         Kevin R. Keating, Director


         /s/ Mary Titus
         -------------------------------         Dated: December 5, 2003
         Mary Titus, Director


         /s/ Tracy B. Taylor
         -------------------------------         Dated: December 5, 2003
         Tracy B. Taylor, Director
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